UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 27, 2023

flyExclusive, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40444	86-1740840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2860 Jetport Road, Kinston, NC	28504
(Address of principal executive offices)	(Zip Code)

252-208-7715

Registrant’s telephone number, including area code

EG Acquisition Corp.

375 Park Avenue, 24th Floor

New York, NY 10152

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	FLYX	NYSE American LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	FLYX WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

As used in this Current Report on Form 8-K, unless otherwise stated or the context clearly indicates otherwise, the terms the “Company,” “Registrant,” “we,” “us” and “our” refer to the entity formerly named EG Acquisition Corp., after giving effect to the Business Combination (as defined below), and as renamed flyExclusive, Inc. (“PubCo”).

On December 27, 2023 (the “Closing Date”), EG Acquisition Corp., a Delaware corporation (“EGA”), completed the previously announced business combination pursuant to that certain Equity Purchase Agreement, dated as of October 17, 2022 (as amended on April 21, 2023, the “Equity Purchase Agreement”), with LGM Enterprises, LLC, a North Carolina limited liability company (“LGM”) and the parent company of Exclusive Jets, LLC d/b/a “flyExclusive” (“flyExclusive”), the existing equityholders of LGM (the “Existing Equityholders”), EG Sponsor LLC, a Delaware limited liability company (“Sponsor”) and Thomas James Segrave, Jr. (“Segrave”) in his capacity as Existing Equityholder Representative.

As contemplated by the Equity Purchase Agreement and described in the section titled “Proposal No. 1 — The Transaction Proposal” beginning on page 147 of the definitive proxy statement (the “Proxy Statement”), filed by EGA on November 13, 2023, with the Securities and Exchange Commission (the “SEC”), on the Closing Date the following occurred:

(i) EGA amended and restated its Amended and Restated Certificate of Incorporation (the “Second A&R Certificate of Incorporation”), dated as of May 25, 2021, as amended on May 25, 2023, to, among other things, (a) change the name of EGA to “flyExclusive, Inc.,” (b) convert all then-outstanding shares of class B common stock, par value $0.0001 per share, of EGA (“EGA Class B Common Stock”) held by Sponsor (the “Founder Shares”) into shares of class A common stock, par value $0.0001 per share (“EGA Class A Common Stock”), immediately prior to the Business Combination, which then were reclassified into class A common stock, par value $0.0001 per share, of PubCo (the “PubCo Class A Common Stock”) at the closing of the Business Combination (the “Closing”), and (c) authorize the issuance of a noneconomic class B common stock, par value $0.0001 per share, of PubCo (the “PubCo Class B Common Stock,” and, together with the PubCo Class A Common Stock, the “PubCo Common Stock”);

(ii) EGA replaced the bylaws of EGA (the “Existing Bylaws”), with the bylaws of PubCo (the “PubCo Bylaws”);

(iii) the Existing Equityholders, PubCo and LGM entered into the A&R Operating Agreement, which, among other things, (a) restructured the capitalization of LGM to (1) issue to PubCo the number of units of ownership interest in LGM which entitle the holder thereof to the distributions, allocations, and other rights under the A&R Operating Agreement (the “LGM Common Units”) equal to the number of outstanding shares of EGA Class A Common Stock immediately after giving effect to the Business Combination (taking into account any redemption of EGA Class A Common Stock, the Warrant Exchange (as defined below) and the conversion of the Bridge Notes (as defined below) to PubCo Class A Common Stock), and (2) reclassify the existing common units of LGM held by Existing Equityholders into LGM Common Units, and (b) appointed PubCo as the managing member of LGM;

(iv) As consideration for issuing LGM Common Units to PubCo, PubCo contributed (or, in the case of the Bridge Note proceeds received by LGM, was deemed to have contributed) $98,753,336.88 (the “Contribution Amount”) to LGM. Immediately after the contribution of the Contribution Amount, LGM paid $6,230,014.89 in transaction expenses by wire transfer of immediately available funds on behalf of LGM and EGA to those persons to whom such amounts are owed; and

(v) each warrant to purchase one share EGA Class A Common Stock (each, a “EGA Warrant”) that was issued and outstanding immediately prior to the Closing Date became a warrant to purchase one share of PubCo Class A Common Stock (each, a “PubCo Warrant”).

The transactions referred to in clauses (i) through (v), collectively, are referred to herein as the “Business Combination”.

As a result of the Business Combination, the Company is organized in an umbrella partnership-C corporation (“Up-C”) structure in which substantially all of the operating assets of LGM’s business are held by LGM, and the Company’s only assets are its equity interests in LGM.

As of the open of trading on December 28, 2023, the PubCo Class A Common Stock and PubCo Warrants began trading on The NYSE American LLC (“NYSE American”) as “FLYX” and “FLYX WS,” respectively.

Certain terms used in this Current Report on Form 8-K have the same meaning as set forth in the Proxy Statement. This Current Report on Form 8-K contains summaries of the material terms of various agreements executed in connection with the transactions described herein. The summaries of these agreements are subject to, and are qualified in their entirety by, reference to these agreements, which are filed as exhibits hereto and incorporated herein by reference.

Immediately following the Business Combination, the Company’s ownership was as follows:

•

EGA’s former public stockholders own 2.2% of the Company’s outstanding common stock, all of which consists of PubCo Class A Common Stock, and represents approximately 2.2% of the voting power of the Company;

•

The Sponsor and Existing Equityholders own approximately 85.3% of the Company’s outstanding PubCo Common Stock, consisting of the Sponsor’s 5,625,000 shares of PubCo Class A Common Stock and the Existing Equityholders’ 59,930,000 shares of PubCo Class B Common Stock (which are exchangeable for PubCo Class A Common Stock), which collectively represent approximately 85.3% of the voting power of the Company; and

•	The former holders of the Bridge Notes own approximately 12.4% of the Company’s outstanding PubCo Common Stock, consisting of 9,550,274 shares of PubCo Class A Common Stock.

See Exhibit 99.2, Note 1 (Basis of Pro Forma Presentation) for further information regarding the pro forma ownership of the Company as of the closing of the Business Combination.

Item 1.01. Entry into a Material Definitive Agreement.

Stockholders’ Agreement

On December 27, 2023, in connection with the completion of the Business Combination and as contemplated by the Equity Purchase Agreement, the Company, the Existing Equityholders and Sponsor entered into a stockholders’ agreement (the “Stockholders’ Agreement”). The material terms of the Stockholders’ Agreement are described in the section of the Proxy Statement beginning on page 169 titled “Proposal No. 1 — The Transaction Proposal — Related Agreements — Stockholders’ Agreement.” Such description is qualified in its entirety by the full text of the Stockholders’ Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K (this “Report”) and is incorporated herein by reference.

A&R Registration Rights Agreement

On December 27, 2023, in connection with the completion of the Business Combination and as contemplated by the Equity Purchase Agreement, the Company, Sponsor and the other parties listed under “New Holders” on the signature page of the amended and restated registration rights agreement (the “A&R Registration Rights Agreement”) entered into the A&R Registration Rights Agreement. The material terms of the A&R Registration Rights Agreement are described in the section of the Proxy Statement beginning on page 169 titled “Proposal No. 1 — The Transactional Proposal — Related Agreements —Registration Rights Agreement.” Such description is qualified in its entirety by the text of the A&R Registration Rights Agreement, which is included as Exhibit 10.2 to this Report and is incorporated herein by reference.

Tax Receivable Agreement

On December 27, 2023, in connection with the completion of the Business Combination and as contemplated by the Equity Purchase Agreement, the Company, LGM, the Existing Equityholders and Thomas James Segrave, Jr., as the TRA Holder Representative, entered into a tax receivable agreement (the “Tax Receivable Agreement”). The material terms of the Tax Receivable Agreement are described in the section of the Proxy Statement beginning on page 167 titled “Proposal No. 1 — The Transactional Proposal — Related Agreements — Tax Receivable Agreement.” Such description is qualified in its entirety by the text of the Tax Receivable Agreement, which is included as Exhibit 10.3 to this Report and is incorporated herein by reference.

A&R Operating Agreement

On December 27, 2023, in connection with the completion of the Business Combination and as contemplated by the Equity Purchase Agreement, the Company (as the managing member of LGM), LGM and the Existing Equityholders entered into the A&R Operating Agreement, which, among other things, (i) restructured the capitalization of LGM, and (ii) appointed the Company as the managing member of LGM. The material terms of the A&R Operating Agreement are described in the section of the Proxy Statement beginning on page 167 titled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — A&R Operating Agreement of LGM.” Such description is qualified in its entirety by the text of the A&R Operating Agreement, which is included as Exhibit 10.4 to this Report and is incorporated herein by reference.

Bridge Notes

As previously reported, in connection with the execution of the Equity Purchase Agreement, on October 17, 2022, LGM entered into a senior subordinated convertible note with an investor and, for certain limited provisions thereof, EGA, pursuant to which LGM borrowed an aggregate principal amount of $50,000,000 at a rate of 10% per annum, payable in kind in additional shares of the Company upon the Closing. On October 28, 2022, LGM also entered into an incremental amendment (the “Incremental Amendment”) with the ETG Omni LLC and EnTrust Magnolia Partners LP (together with EnTrust Emerald (Cayman) LP, the “Bridge Note Lenders”) on the same terms for an aggregate principal amount of $35,000,000 (together with the subordinated convertible note discussed in this paragraph, the “Bridge Notes”), bringing the total principal amount of the Bridge Notes to $85,000,000 in the aggregate.

On December 27, 2023, in connection with the completion of the Business Combination and as contemplated by the Equity Purchase Agreement, the Bridge Notes automatically converted into the 9,550,274 shares of PubCo Class A Common Stock. The foregoing description of the Bridge Notes does not purport to be complete and is qualified in its entirety by the terms and conditions of the Bridge Notes, a form of which is attached as Exhibit 10.1 to the Current Report of Form 8-K filed by the Company on October 18, 2022 and is incorporated herein by reference.

Senior Secured Note

As previously reported, on December 1, 2023, LGM entered into a senior secured note (the “Senior Note”) with FlyExclusive Jet Share, LLC, a North Carolina limited liability company and wholly-owned subsidiary of LGM (“Jet Share”), as a guarantor (together with LGM, the “Obligors”), ETG FE LLC, a Cayman Islands limited liability company, which is managed by EnTrust Global Partners LLC, which is an affiliate of the Sponsor, as the initial holder of the Senior Note, any additional noteholders party to the Senior Note from time to time, Kroll Agency Services Limited, a company incorporated under the laws of England and Wales, as administrative agent, and Kroll Trustee Services Limited, a company incorporated under the laws of England and Wales, as collateral agent. The initial principal amount of the Senior Note is $15,714,286.

Interest on the Senior Note accrues daily at a rate of fourteen percent (14.00%) per annum (the “Interest Rate”) and will be payable in arrears: (a) on the last day of each calendar month, with the first such payment being due on January 31, 2024 and such payments continuing until payment in full occurs in accordance with the terms of the Senior Note; and (b) on the date on which payment in full occurs. The Senior Note also includes an upfront cash fee, paid by LGM, and a back-end cash fee, payable by LGM at maturity of the Senior Note.

Under the Senior Note, LGM can make voluntary prepayments, subject to a make-whole fee equal to the Interest Rate multiplied by the prepayment amount and calculated from the date of prepayment to December 1, 2024 (the “Make-Whole Fee”). However, no such Make-Whole Fee will be applied to certain prepayments resulting from the disposition of certain property, including the aircraft constituting collateral for the Senior Note obligations or fractional shares in such aircraft. The Senior Note contains certain covenants limiting, among other things, LGM’s or Jet Share’s ability to sell or otherwise transfer to any third party any of their ownership of the collateral securing the Note, or LGM’s or Jet Share’s ability to incur certain other debt or incur certain liens. The payment and performance of the obligations of the Note are secured on a first lien basis by the membership interests of Jet Share and a mortgage and security agreement with Jet Share for specified aircraft held by Jet Share.

The Senior Note also provides for certain events of default, including, among other things, any change of control of LGM or Jet Share (other than on account of the Business Combination), a failure to pay any amounts due under the Senior Note, a breach of any representation or warranty made by an Obligor, a failure to comply with the covenants set forth in the Senior Note and certain security documents entered into by the Obligors or any material inaccuracy of the representations in such documents, the occurrence of any event of default or similar event under any agreement(s) evidencing or relating to debt of any Obligor or any subsidiary, which debt has an aggregate outstanding principal amount in excess of $2,500,000, and certain events of insolvency/reorganization/liquidation of an Obligor.

The Senior Note will mature on December 1, 2024, at which time, the outstanding principal amount, the back-end cash fee and all accrued and unpaid interest will be due.

The foregoing description of the Senior Note does not purport to be complete and is qualified in its entirety by the terms and conditions of the Senior Note, a form of which is attached hereto as Exhibit 10.6 and is incorporated herein by reference.

Indemnification Agreements

In connection with the Closing, the Company entered into indemnification agreements with each of its directors and officers. Each indemnification agreement provides for customary indemnification and advancement by the Company of certain expenses and costs relating to claims, suits or proceedings arising from service to the Company or, at its request, service to other entities, as officers or directors to the fullest extent permitted by applicable law. The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the indemnification agreements, a form of which is attached hereto as Exhibit 10.7 and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information set forth in the “Introductory Note” above is incorporated into this Item 2.01 by reference. EGA held a special meeting of stockholders on December 18, 2023 to approve, among other things, the Business Combination (the “Special Meeting”). The stockholders approved the Business Combination at the Special Meeting and the Business Combination was completed on December 27, 2023.

Consideration Payable to EGA’s Stockholders in the Business Combination

In connection with the Business Combination, holders of 2,924,907 shares of EGA Class A Common Stock exercised their right to redeem those shares for cash at an approximate price of $10.91 per share, for an aggregate of approximately $31,899,137.65, which was paid to such holders on the Closing Date.

Upon completion of the Business Combination, 1,000 shares of EGA Class B Common Stock held by Sponsor converted into shares of EGA Class A Common Stock immediately prior to the Business Combination, which then converted into 1,000 shares of PubCo Class A Common Stock at the Closing.

Consideration Payable to the Existing Equityholders in the Business Combination

In connection with the Business Combination, the Existing Equityholders received 60,000,000 shares of non-economic, voting PubCo Class B Common Stock, coupled with their 60,000,000 LGM Common Units. As previously reported, at the closing of the Business Combination, Jim Segrave, an Existing Equityholder, transferred to a third party investor (in connection with a non-redemption agreement) (the “Non-Redemption Agreement”) an aggregate of 70,000 shares of PubCo Class A Common Stock, which were issued upon the conversion of 70,000 LGM Common

Units that were issued to Mr. Segrave in connection with the consummation of the Business Combination. Mr. Segrave also forfeited 70,000 shares of PubCo Class B Common Stock in connection therewith. As a resulting, following the Business Combination, the Existing Equityholders hold 59,930,000 LGM Common Units and 59,930,000 shares of PubCo Class B Common Stock.

The material terms and conditions of the Equity Purchase Agreement are described in the section entitled “Proposal No. 1 — The Transaction Proposal” beginning on page 147 of the Proxy Statement, which are incorporated herein by reference.

Company Securities Outstanding Following the Business Combination

On the Closing Date, all of EGA’s remaining outstanding units separated into their component parts of one share of EGA Class A Common Stock and one third of one EGA Warrant to purchase one share of EGA Class A Common Stock. Immediately after the Business Combination, after giving effect to the Non-Redemption Agreement and the Warrant Exchange (as defined below), there were 16,924,976 shares of PubCo Class A Common Stock, PubCo Warrants to purchase 5,805,544 shares of PubCo Class A Common Stock, Private Placement Warrants to purchase 4,333,333 shares of PubCo Class A Common Stock and 59,930,000 shares of PubCo Class B Common Stock issued and outstanding, and 59,930,000 LGM Common Units issued and outstanding (excluding LGM Common Units held by the Company).

FORM 10 INFORMATION

Forward-Looking Statements

Some of the information contained in this Current Report on Form 8-K, or incorporated herein by reference, contains forward-looking statements. When contained in this Current Report on Form 8-K, and incorporated herein by reference, the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

•	risks that the Business Combination disrupts current plans and operations of LGM and potential difficulties in LGM employee retention as a result of the Business Combination;

•	costs related to being a public company;

•	the ability to recognize the anticipated benefits of the Business Combination;

•	limited liquidity and trading of the Company’s securities;

•	the outcome of any legal proceedings, including any legal proceedings related to the Equity Purchase Agreement or the Business Combination;

•	the ability to maintain the listing of the EGA’s securities on a national securities exchange;

•

that the price of our securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which we operate, variations in operating performance across competitors, changes in laws and regulations affecting our business and any changes in our capital structure;

•	the risks associated with our indebtedness including the Senior Note and its potential impact on our business and financial condition;

•	the ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination, and identify and realize additional opportunities;

•

the risk of downturns in the aviation industry, including due to increases in fuel costs including in light of the war in Ukraine, the Israel and Hamas conflict in Gaza and other global political and economic issues;

•	a changing regulatory landscape in the highly competitive aviation industry;

•	risks associated with the overall economy, including recent and expected future increases in interest rates and the potential for recession; and

•	other risks and uncertainties indicated in the Proxy Statement, including those set forth under the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Business

The information set forth in the section entitled “Other Information about LGM” beginning on page 234 of the Proxy Statement is incorporated herein by reference.

Risk Factors

The information set forth in the section entitled “Risk Factors” beginning on page 65 of the Proxy Statement is incorporated herein by reference.

Financial Information

The audited financial statements of EGA as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 are set forth in the Proxy Statement beginning on page F-2 and are incorporated herein by reference.

The unaudited financial statements of EGA as of September 30, 2023 and for the three and nine months ended September 30, 2023 and 2022 are set forth in the EGA Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed with the SEC on November 17, 2023 and are incorporated herein by reference.

The audited financial statements of LGM as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 are set forth in the Proxy Statement beginning on page F-55 and are incorporated herein by reference.

The unaudited financial statements of LGM as of September 30, 2023 and for nine months ended September 30, 2023 and 2022 are set forth in Exhibit 99.1 hereto and are incorporated by reference herein.

The unaudited pro forma condensed combined financial information as of and for the nine months ended September 30, 2023 are set forth in Exhibit 99.2 hereto and are incorporated by reference herein.

Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk

The Management’s Discussion and Analysis of Financial Condition and Results of Operations of EGA for the three and nine months ended September 30, 2023 and 2022 is set forth in the EGA Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed with the SEC on November 17, 2023 and is incorporated herein by reference.

The Management’s Discussion and Analysis of Financial Condition and Results of Operations of LGM for the nine months ended September 30, 2023 and 2022 is set forth below.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LGM

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risk, assumptions and uncertainties, such as statements of our plans, objectives, expectations, intentions and forecasts. Our actual results could differ materially from those discussed in these forward-looking statements as a result of several factors, including those set forth under the section of this prospectus titled “Risk Factors” and elsewhere in this prospectus. Please refer to the section of this prospectus titled “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “flyExclusive,” “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of LGM Enterprises, LLC and its consolidated subsidiaries for all periods discussed.

Overview of Our Business

FlyExclusive is a premier owner and operator of curated private aviation experiences dedicated to surpassing passenger expectations for quality, convenience, and safety. Our mission is to be the world’s most vertically integrated private aviation company through capital-efficient program growth, an industry-leading pricing model, optimal dispatch availability, in-house training, and a controlled premium customer experience on modernized aircraft. As of September 30, 2023, we had 100 aircraft in our owned and leased fleet that includes light, midsize, super-midsize, and large jets. As one of the nation’s largest Citation operators, flyExclusive has curated a versatile fleet of Citation CJ3 / CJ3+, Citation Excel / XLS / XLS+, Citation Encore / Encore+, Citation Sovereign, and Citation X aircraft. Gulfstream jets round out our Company fleet of large aircraft. We have a long track record of success and growth across a full range of industry services. Our core competitive advantage is the purpose-built, in-house control of decisions and processes needed to operate a successful private aviation company through a range of market environments.

We have a diversified and evolving business model generating charter revenue through our jet club membership program, our guaranteed revenue program (“GRP”), our fractional program, and our maintenance, repair, and overhaul (“MRO”) program. Our chief operating decision maker, our chief executive officer, reviews our financial information presented on a consolidated basis, and accordingly, we operate under one reportable segment, which is charter aviation services.

Jet club revenue is generated from flight operations as well as membership fees. Jet club members are guaranteed access to our fleet of light, midsize and super-midsize aircraft. New members pay a minimum deposit of $100 thousand up to a maximum of $500 thousand depending on their level of membership. Membership levels determine the daily rate a member is charged for future flights. Membership and incidental fees are also applied against a member’s account. The initial and all subsequent deposits to replenish the member’s account are non-refundable.

GRP revenue is derived from contracts with wholesale customers whereby the customer commits to utilize a specified minimum number of hours per quarter in exchange for guaranteed access to aircraft. Each aircraft requires a deposit that is recorded on the balance sheet. Revenue is billed weekly and guaranteed based on contract rates for light, midsize, and super-midsize aircraft. Contract terms allow us to bill for ancillary services based on the circumstances of a flight. Rates are assessed each quarter to account for changes in fuel cost.

Fractional ownership members purchase a fractional ownership interest in an aircraft for a contractual term of up to five years, which grants the member access to our light, midsize and super mid-size fleets. Fractional members pay daily and hourly rates for each flight. The first stage of the fractional revenue stream is the pre-owner stage where the member signs a letter of intent and interim use agreement, which may be before the aircraft is available. At this time, the member pays two deposits, one deposit is towards the purchase of the fractional interest and the second deposit is to have the ability to use the fleet in the interim period prior to owning the fractional interest. Upon completion of enrollment in the program, fractional members who purchase new aircraft obtain ownership when the aircraft is delivered, expected to be approximately one year from when the aircraft is ordered from the manufacturer. Fractional members have the ability to advance ownership if they purchase an interest in one of our pre-owned fractional aircraft. Once the transfer of interest in the aircraft is complete, the member becomes a fractional owner in the aircraft. With the transfer of interest, flyExclusive is still able to utilize these aircraft to service other channels, providing us with another capital-light way to grow our fleet.

Our MRO program services include 24/7 maintenance and interior and exterior refurbishment services to third parties in addition to maintaining our own fleet. MRO revenue is recognized over time based on the cost of inventory consumed and labor hours worked for each service provided. Any billing for MRO services that exceeds revenue earned to date is included in deferred revenue on the consolidated balance sheets.

Key Factors Affecting Results of Operations

We believe that the following factors have affected our financial condition and results of operations and are expected to continue to have a significant effect:

Economic Conditions

If demand for private aviation services were to decrease, this could result in slower jet club growth, members declining to renew their memberships and reduced interest in the fractional and partnership programs, all of which could have a material adverse effect on our business, financial condition and results of operations. In addition, our customers may consider private air travel through our products and services to be a luxury item, especially when compared to commercial air travel or not traveling by air at all. As a result, any general downturn in economic, business and financial conditions which has an adverse effect on our customers’ spending habits could cause them to travel less frequently and, to the extent they travel, to travel using commercial air carriers or other means considered to be more economical than our products and services. In addition, in cases where significant hours of private flight are needed, many of the companies and high-net-worth individuals to whom we provide products and services have the financial ability to purchase their own aircraft or operate their own corporate flight department should they elect to do so.

Competition

Many of the markets in which we operate are competitive as a result of the expansion of existing private aircraft operators, expanding private aircraft ownership and alternatives such as luxury commercial airline service. We compete against a number of private aviation operators with different business models, and local and regional private charter operators. Factors that affect competition in our industry include price, reliability, safety, regulations, professional reputation, aircraft availability, equipment and quality, consistency and ease of service, willingness and ability to serve specific airports or regions and investment requirements. Our competitors might capture a share of our present or potential customer base, which could adversely affect our business, financial condition and results of operations.

Pilot Availability and Attrition

In recent years, we have experienced significant volatility in our attrition, including volatility resulting from training delays, pilot wage and bonus increases at other industry participants and the growth of cargo, low-cost and ultra-low-cost airlines. In prior periods, these factors, at times, caused our pilot attrition rates to be higher than our ability to hire and retain replacement pilots. If our attrition rates are higher than our ability to hire and retain replacement pilots, our operations and financial results could be materially and adversely affected.

Wheels Up (“WUP”) Termination

On June 30, 2023, we served WUP a Notice of Termination of the parties’ Fleet Guaranteed Revenue Program Agreement, dated November 1, 2021 (the “GRP Agreement”). As a result of the termination, we do not believe that the GRP program will generate revenue following the date of the GRP Agreement’s termination, which will have a material impact on the financial statements for the year ending December 31, 2023. For some time prior to the termination of the GRP Agreement we were planning, for the strategic reasons of avoiding excessive reliance on a single customer and shifting towards focusing on wholesale and contractual retail customers, to scale down business with WUP, and we had already reflected scaled down revenue accordingly in our publicly disclosed projections, with GRP revenue expected to total only 1.5% of total forecasted revenue for fiscal year 2024. However, the termination of the GRP Agreement will have a material impact on the financial statements beyond 2023 until we are able to successfully effectuate this planned strategic shift and replace the revenue lost from the termination of the GRP Agreement. Additionally, as of June 27, 2023, WUP accounted for $15.7 million in receivables, which was a significant majority of total receivables at that time. When the agreement with WUP was terminated on June 30, 2023 the receivable balances were eliminated, as allowable under relevant accounting standards, by being applied against existing deposits held under the agreement. Please see the section entitled “Risk Factors — Risks Relating to LGM - On June 30, 2023, we terminated our agreement with Wheels Up that accounted for a significant portion of our total revenues the past two years. Such termination could have an adverse effect on our business, results of operations and financial condition if we fail to materially replace the revenue derived from Wheels Up moving forward as expected” and Note 17 “Commitments and Contingencies” of the notes to the consolidated financial statements included elsewhere in this prospectus, for more information on the WUP termination.

Business Impact of COVID-19

In March 2020, the COVID-19 outbreak was declared a pandemic by the World Health Organization. During the first half of 2020, in order to minimize the adverse impact of the COVID-19 pandemic on our operating costs and cash flows we took a number of temporary actions, including offering voluntary furloughs to our employees, implementing a mandatory reduction in all work schedules and delaying certain planned initiatives and internal investments. Since that time, we have reduced or eliminated the majority of these temporary actions. However, as a result of the increased rate of COVID-19 spread during a portion of the fourth quarter of 2021 and into the first quarter of 2022, flight volumes were negatively impacted, primarily due to a combination of customer cancellations, access to third-party supply and reduced crew availability resulting from COVID-19 exposure. These negative impacts could increase again at any time. Moving forward, however, we believe that COVID-19 pandemic has led to a shift in consumer prioritization of wellness and safety, with private aviation viewed increasingly by those in the addressable market as a health-conscious decision rather than a discretionary luxury. We believe this will translate into an increase in flight demand over time.

CARES Act

On March 27, 2020, the CARES Act was signed into law. The CARES Act provided the airline industry with up to (i) $25.0 billion in grants with assurances the support is to be used exclusively for employee salaries, wages and benefits, and (ii) $25.0 billion in secured loans.

We applied to the Treasury for assistance under the Payroll Support Program and the Paycheck Protection Program as established by the CARES Act. We were awarded $23.6 million to support ongoing operations, all of which has been received.

The CARES Act support payments were conditioned, including certain restrictions on executive and other employee compensation and severance through April 1, 2023, and certain ongoing reporting obligations through April 1, 2023. While we believe that we are fully compliant with all requirements of the CARES Act and the Payroll Support Program Agreements, including the requirement to use the awards only for payment of certain employment costs (i.e. wages, salaries and benefits), if we were found to be not in compliance with such requirements, the Treasury has sole discretion to impose any remedy it deems appropriate, including requiring full repayment of the awards with appropriate interest. The imposition of any such remedy could have a material and adverse effect on our financial condition.

The CARES Act also provides an Employee Retention Credit (“ERC”) program. The goal of the ERC program is to encourage employers to retain and continue paying employees during periods of pandemic-related reduction in business volume even if those employees are not actually working, and therefore, are not providing a service to the employer. Under the Act, eligible employers could take credits up to 70% of qualified wages with a limit of $7 thousand per employee per quarter for the first three quarters of calendar year 2021. In order to qualify for the ERC in 2021, organizations generally have to experience a more than 20% decrease in gross receipts in the quarter compared to the same quarter in calendar year 2019 or its operations are fully or partially suspended during a calendar quarter due to “orders from an appropriate governmental authority limiting commerce, travel, or group meetings (for commercial, social, religious, or other purposes)” due to COVID-19. The credit is taken against our share of Social Security Tax when our payroll provider files, or subsequently amends the applicable quarterly employer tax filings.

As of September 30, 2023, we had applied for $9.5 million and received $9.0 million of ERC. Our legal counsel has issued a legal opinion that we, more likely than not, qualified for the ERC. However, it remains uncertain whether we meet the qualifications required to receive the ERC. Therefore, the balance was included in accrued expenses and other current liabilities in the consolidated balance sheets should we be required to potentially repay the ERC.

Non-GAAP Financial Measures

In addition to our results of operations below, we report certain key financial measures that are not required by, or presented in accordance with, GAAP.

These non-GAAP financial measures are an addition, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any performance measures derived in accordance with GAAP. We believe that these non-GAAP financial measures of financial results provide useful supplemental information to investors about us. However, there are a number of limitations related to the use of these non-GAAP financial measures and their nearest GAAP equivalents, including that they exclude significant expenses that are required by GAAP to be recorded in our financial measures. In addition, other companies may calculate non-GAAP financial measures differently or may use other measures to calculate their financial performance, and therefore, our non-GAAP financial measures may not be directly comparable to similarly titled measures of other companies.

Adjusted EBITDA

We calculate Adjusted EBITDA as net income (loss) adjusted for (i) interest income (expense), (ii) depreciation and amortization, (iii) public company readiness expenses, and (iv) gain on forgiveness of CARES Act Loan.

We include Adjusted EBITDA as a supplemental measure for assessing operating performance in conjunction with related GAAP amounts and for the following:

•	Strategic internal planning, annual budgeting, allocating resources and making operating decisions.

•	Historical period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and expenses and revenue unrelated to our core ongoing business.

The following table reconciles Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure (in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2023	2022	2022	2021
Net income (loss)	$(30,451)	$8,951	$(4,152)	$2,242
Add (deduct):
Interest income	(2,989)	(553)	(782)	(597)
Interest expense	15,601	4,342	8,291	4,218
Depreciation and amortization	20,176	16,823	23,114	17,353
Public company readiness expenses(1)	7,506	—	1,660	—
Gain on forgiveness of CARES Act Loan	(339)	—	—	(11,153)

Adjusted EBITDA	$9,504	$29,563	$28,131	$12,063

(1)	Includes costs primarily associated with compliance and consulting in advance of transitioning to a public company.

Key Operating Metrics

In addition to financial measures, we regularly review certain key operating metrics to evaluate our business, determine the allocation of resources and make decisions regarding business strategies. We believe that these metrics can be useful for understanding the underlying trends in our business.

The following table summarizes our key operating metrics:

	As of September 30,		As of December 31,
	2023	2022	2022	2021
Ending aircraft on certificate	100	90	91	78

	Nine months ended September 30,		Years Ended December 31,
	2023	2022	2022	2021
Members contributing to revenues*	836	604	684	405
Active members*	747	578	670	393
Average aircraft on certificate	94	85	90	70
Aircraft contributing to revenues	98	89	91	78
Total flight hours**	40,561	43,126	58.207	47,922
Total hours per aircraft***	431.1	506.6	646.0	687.4
Members per aircraft*	8.5	6.8	7.5	5.2

*

Members contributing to revenues are defined as the number of contractual retail members - club, fractional, and partnership members - that contributed to revenues during the reporting period. GRP customers do not represent contractual retail, and thus are not considered “members”.

**

LGM’s historical flight hours for the last two fiscal years and subsequent interim period, without flight hours derived from GRP are as follows: 44,336 hours for the year ended December 31, 2021, 37,971 hours for the year ended December 31, 2022, 28,581 hours for the nine months ended September 30, 2022 and 32,706 hours for the nine months ended September 30, 2023.

***

LGM’s historical hours per aircraft for the last two fiscal years and subsequent interim period, without flight hours derived from GRP are as follows: 636.0 hours per aircraft for the year ended December 31, 2021, 421.4 hours per aircraft for the year ended December 31, 2022, 335.7 hours per aircraft for the nine months ended September 30, 2022 and 347.6 hours per aircraft for the nine months ended September 30, 2023.

Members contributing to revenues

We define members contributing to revenues as the number of club, fractional, and partnership members that contributed to revenues during the reporting period. We believe that membership growth is strategically correlated to aircraft additions, and the evolution of our business from non-contractual wholesale customers prior to 2020 to contractually committed members provides greater revenue visibility. Due to the nature of our business, we have periods of time in which not every member utilizes our services.

Active Members

We define active members as members that have taken at least one flight during the reporting period.

Average aircraft on certificate

We define average aircraft on certificate as the average number of airworthy aircraft in our fleet as certified by the Federal Aviation Administration (“FAA”) deeming the aircraft operational. We believe that our growth has been fueled by a disciplined, strategic approach to adding aircraft, either via ownership in whole or in part or via lease from a third party. The time between the purchase or lease of an aircraft and the aircraft’s certification is critical because revenue cannot be earned on the aircraft until it is certified. Thus, we use average aircraft on certificate as a key operating metric within a given reporting period.

Ending aircraft on certificate

We define ending aircraft on certificate as the number of airworthy aircraft in our fleet as certified by the FAA at the end of a given reporting period. We use ending aircraft on certificate to measure fleet growth in comparison to historical periods.

Aircraft contributing to revenues

We define aircraft contributing to revenues as the number of aircraft on certificate that completed a customer flight leg during the reporting period. Aircraft contributing to revenues during a given reporting period is lower than the number of aircraft on certificate due to unavailable aircraft resulting from maintenance or refurbishment.

Total flight hours

We define total flight hours as the actual flight time from the moment of aircraft lift-off at the departure airport until it touches ground at the end of a flight. We believe total flight hours are a useful metric to measure the usage of our programs and the scale of our fleet and revenue growth.

Total hours per aircraft

We define total hours per aircraft as the total flight hours divided by the average number of aircraft on our operating certificates during the year. We use total hours per aircraft to assess operational efficiency as it pertains to aircraft utilization and mitigation of downtime, which can result from maintenance and crew availability.

Members per aircraft

We define members per aircraft as members contributing to revenues divided by aircraft contributing to revenues. We use members per aircraft to control the customer experience through the management of our customer to aircraft ratio. In the third quarter of 2023, 99.2% of our customers were fulfilled on our fleet without the high-cost of reliance of third parties to meet demand. An optimal customer to aircraft ratio allows us to gain a competitive advantage by having sufficient aircraft available to meet member demand and be flexible to backfill unused aircraft for wholesale use.

Components of Results of Our Operations

The key components of our results of operations include:

Revenue

We derive revenue from charter flights, which include our jet club, GRP and fractional programs, and from our MRO services.

Customers prepay us in advance for member flights based on contractual rates depending on the type of flight. We then recognize revenue from these prepayments upon departure of a flight.

Jet club members pay an initial non-refundable flight deposit where the amount of the flight deposit impacts the contractual rates paid. We recognize this kind of revenue and membership fees monthly as the Company stands ready to provide flight services as requested by the customer, thereby satisfying our related performance obligation.

Revenue for flights and related services is recognized when such services are provided to the customers. Fluctuations in revenue during any given period in the flights and related services portion of our jet club program are directly correlated to customer demand.

We derive GRP revenue from contracts with wholesale customers whereby the customer commits to purchase a specified minimum number of hours per quarter in exchange for guaranteed access to specific aircraft. The customer pays daily and hourly rates depending upon aircraft type as well as other incidental fees. Although the customer is committed to a minimum number of flight hours per aircraft and a minimum number of aircraft, actual GRP revenue is highly variable as the customer controls the timing, frequency and total volume of usage, sometimes resulting in significant revenue above the contractual minimum. We recognize the monthly minimum as revenue ratably over time and any variable consideration generated from flight services above the minimum in the period of performance.

We recognize fractional revenue from the sales of fractional ownership interests in aircraft over the five-year term of the agreement. In certain contracts the customer can require us to repurchase the interest after a fixed period of time but prior to the contractual termination date of the contract. This is accounted for as a right of return. The consideration from the fractional ownership interest, as adjusted for any customer right of return, is recognized over the term of the contract on a straight-line basis. Variable consideration generated from flight services is recognized in the period of performance.

MRO services are comprised of a single performance obligation for aircraft maintenance services such as modifications, repairs and inspections. MRO revenue is recognized over time based on the cost of inventory consumed and labor hours worked for each service provided. Any billing for MRO services that exceeds revenue earned to date is included in deferred revenue on the consolidated balance sheets.

Costs and expenses

Cost of revenue

Cost of revenue primarily consists of direct expenses incurred to provide flight services and facilitate operations, including aircraft lease costs, fuel, payroll expenses including wages and employee benefits for employees directly providing and facilitating flight services, crew travel, insurance, maintenance, subscriptions, and third-party flight costs.

Selling, general and administrative

Selling, general and administrative expense primarily consists of non-flight related employee compensation wages and benefits in our finance, executive, human resources, legal and other administrative functions, employee training, third-party professional fees, corporate travel, advertising, and corporate related lease expenses.

Depreciation and amortization

Depreciation and amortization expense primarily consists of depreciation of capitalized aircraft. Depreciation and amortization expense also includes amortization of capitalized software development costs.

Other income (expense)

Interest income

Interest income consists of interest earned on municipal bond funds and treasury bills.

Interest expense

Interest expense primarily consists of interest paid or payable and the amortization of debt discounts and deferred financing costs on our loans.

Gain on forgiveness of CARES Act Loan

Consists of amounts related to loan forgiveness granted under the Payroll Protection Program and Payroll Support Program.

Gain (loss) on aircraft sold

Consists of aircraft sales in excess (gain) or below (loss) their net book value.

Gain on leased right-of-use asset

Consists of gains resulting from right-of-use asset impairments or lease terminations prior to the end of the lease term, net of any similar losses.

Change in fair value of derivative liability

Change in fair value of derivative liability reflects the non-cash change in the fair value of our embedded derivatives attributed to our convertible notes.

Other income

Other income consists of dividend income, realized gain/loss on sales of investment securities, and state tax payments.

Results of Operations

Results of Our Operations for the Nine Months Ended September 30, 2023 Compared to the Nine Months Ended September 30, 2022

The following table sets forth our results of operations for the nine months ended September 30, 2023 and 2022 (in thousands, except percentages):

	Nine Months Ended September 30,		Change in
	2023	2022	$	%
Revenue	$239,397	$237,629	$1,768	1%
Costs and expenses:
Cost of revenue	193,564	186,262	7,302	4%
Selling, general and administrative	51,957	36,082	15,875	44%
Depreciation and amortization	20,176	16,823	3,353	20%

Total costs and expenses	265,697	239,167	26,530	11%

Loss from operations	(26,300)	(1,538)	(24,762)	1,610%
Other income (expense):
Interest income	2,989	553	2,436	441%
Interest expense	(15,601)	(4,342)	(11,259)	259%
Gain on aircraft sold	12,435	14,321	(1,886)	(13)%
Change in fair value of derivative liability	(3,577)	—	(3,577)	(100)%
Cares Act grant	339	—	339	100%
Other expense	(736)	(43)	(693)	1,612%

Total other income (expense)	(4,151)	10,489	(14,640)	(140)%

Net (loss) income	(30,451)	8,951	(39,402)	(440)%
Net loss attributable to noncontrolling interest	(6,762)	(6,632)	(130)	2%

Net income (loss) attributable to LGM Enterprises, LLC	$(23,689)	$15,583	$(39,272)	(252)%

Revenue

	Nine Months Ended September 30,		Change
(In thousands)	2023	2022	Amount	%
Jet club and charter	$166,168	$145,329	$20,839	14%
Guaranteed revenue program	66,916	91,413	(24,497)	(27)%
Fractional ownership	3,281	78	3,203	4,106%
Maintenance, repair, and overhaul	3,032	809	2,223	275%

Total revenue	$239,397	$237,629	$1,768	1%

Jet club and charter revenue increased by $20.8 million, or 14%, to $166.2 million for the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022, 81.5% of the increase in jet club and charter revenue was attributable to an increase in flight hours, while an increase in effective hourly rates contributed to 18.5% of the increase during the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022.

GRP revenue decreased by $24.5 million, or 27%, to $66.9 million for the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022. The decrease was due to the termination of the WUP agreement that occurred on June 30, 2023, resulting in no GRP revenue during the third quarter of 2023. Due to the termination of the GRP Agreement with WUP, our sole GRP customer, we do not expect GRP generated revenue beyond the nine months ended September 30, 2023.

Fractional ownership revenue increased by $3.2 million for the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022 as the fractional ownership program was not introduced until the second quarter of 2022 and generated an immaterial amount of revenue through the nine months ended September 30, 2022.

Maintenance, repair, and overhaul revenue increased by $2.2 million for the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022 as the MRO program was launched in the third quarter of 2021, but the Company did not start performing substantial services for outside customers until the second half of 2022.

We expect our revenue to increase over time as a result of adding aircraft to our fleet and forecasted membership growth.

Costs and expenses

Cost of revenue

Cost of revenue increased by $7.3 million, or 4%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, primarily due to:

-	An increase of $9.8 million for salaries & wage related expense;

-	An increase of $5.6 million for aircraft repair & maintenance;

-	An increase of $2.8 million for aircraft lease expense;

-	An increase of $1.2 million for affiliate lift expense;

-

A decrease of $10.6 million for cost of fuel mainly due to a national decrease in fuel prices, which was slightly offset by an overall increase in our aircraft usage for the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022;

-	A decrease of $0.5 million for engine program expense;

-	A decrease of $0.5 million for insurance expense; and

-	A decrease of $0.4 million for ground expenses.

The remaining fluctuations were not individually significant.

Selling, general and administrative

Selling, general and administrative expenses increased by $15.9 million, or 44%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase in selling, general and administrative expenses was primarily attributable to:

-	$11.6 million increase in professional fees, advertising, and marketing costs;

-	$3.3 million increase in personnel-related expenses, as we expanded our headcount to serve our growing customer base; and

-	$1.0 million in software costs.

The remaining fluctuations were not individually significant.

Depreciation and amortization

Depreciation and amortization expenses increased by $3.4 million, or 20%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase was primarily due to an increase in depreciation expense resulting from newly purchased aircraft.

Other Income (Expense)

Gain on forgiveness of CARES Act Loan

Gain on forgiveness of CARES Act Loan reflects payroll protection program forgiveness. We did not access those programs in 2022 to support the operations of our business, whereas they resulted in $0.3 million in grant income during the nine months ended September 30, 2023. We do not expect significant grant income in the future.

Interest income

Interest income increased by $2.4 million, or 441%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, primarily as a result of an increase in interest income on treasury bills.

Interest expense

Interest expense increased by $11.3 million, or 259%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. This increase in interest expense was primarily attributable to an increase in the outstanding principal balance on notes payable, and an increase in the interest rate on our variable rate loans.

Gain (loss) on aircraft sold

Gain on aircraft sold decreased by $1.9 million, or 13%, as a result of the favorable environment for selling aircraft for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2023.

Change in fair value of derivative liability

Change in fair value of derivative liability changed by $3.6 million for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022 due to the identification and measurement of an embedded derivative related to our convertible notes in 2023. There was no comparable activity in 2022.

Other expense

Other expense changed by $0.7 million, or 1,612%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, primarily as a result of a $0.5 million increase in state taxes, $0.1 million increase on realized losses related to marketable securities and $0.1 million increase in customer refunds.

Results of Our Operations for the Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021

The following table sets forth our results of operations for the year ended December 31, 2022 and 2021 (in thousands, except percentages):

	Years Ended December 31,		Change in
	2022	2021	$	%
Revenue	$320,042	$208,277	$111,765	54%
Costs and expenses:
Cost of revenue	255,441	159,238	96,203	60%
Selling, general and administrative	53,794	34,390	19,404	56%
Depreciation and amortization	23,114	17,353	5,761	33%

Total costs and expenses	332,349	210,981	121,368	58%

Loss from operations	(12,307)	(2,704)	(9,603)	(355)%
Other income (expense):
Gain on forgiveness of CARES Act Loan	—	11,153	(11,153)	(100)%
Interest expense	(8,291)	(4,218)	(4,073)	(97)%
Gain (loss) on aircraft sold	15,333	(2,297)	17,630	768%
Gain on leased right-of-use asset	143	1	142	14,200%
Change in fair value of derivative liability	470	—	470	100%
Other income	500	307	193	63%

Total other income (expense)	8,155	4,946	3,209	65%

Net (loss) income	(4,152)	2,242	(6,394)	(285)%
Net loss attributable to noncontrolling interest	(10,200)	(5,844)	(4,356)	(75)%

Net income attributable to LGM Enterprises, LLC	$6,048	$8,086	$(2,038)	(25)%

Revenue

	Year Ended December 31,		Change
(In thousands)	2022	2021	Amount	%
Jet club and charter	$194,874	$187,317	$7,557	4%
Guaranteed revenue program	123,104	20,960	102,144	487%
Fractional ownership	508	—	508	100%
Maintenance, repair, and overhaul	1,556	—	1,556	100%

Total revenue	$320,042	$208,277	$111,765	54%

Jet club and charter revenue increased by $7.6 million, or 4%, to $194.9 million for the year ended December 31, 2022 as compared to the year ended December 31, 2021. The increase in revenue was wholly attributable to increases in effective hourly rates. An increase in jet club flight hours was offset by a decrease in charter flight hours, which resulted from the Company shifting these flight hours to the GRP program.

GRP revenue increased by $102.1 million, or 487%, to $123.1 million for the year ended December 31, 2022 as compared to the year ended December 31, 2021 as the GRP was launched in November 2021.

Fractional ownership revenue increased by $0.5 million for the year ended December 31, 2022 as compared to the year ended December 31, 2021 as the fractional ownership program was not introduced until the second quarter of 2022. No comparable activity in 2021.

Maintenance, repair, and overhaul revenue increased by $1.6 million for the year ended December 31, 2022 as compared to the year ended December 31, 2021 as the MRO program was launched in the third quarter of 2021, but the Company did not start performing services until 2022. No comparable activity in 2021.

We expect our revenue to increase over time as a result of adding aircraft to our fleet and forecasted membership growth.

Costs and expenses

Cost of revenue

Cost of revenue increased by $96.2 million, or 60%, for the year ended December 31, 2022 compared to the year ended December 31, 2021 primarily due to:

-

An increase of $37.3 million for cost of fuel mainly due to a national increase in fuel prices as well as an overall increase in our aircraft usage for the year ended December 31, 2022 compared to the year ended December 31, 2021;

-	An increase of $29.4 million for salaries & wage related expense;

-	An increase of $14.8 million for aircraft repair & maintenance;

-	An increase of $4.0 million for engine program expense;

-	An increase of $3.2 million for aircraft lease expense;

-	An increase of $2.7 million for aircraft ground fees;

-	An increase of $2.0 million for aircraft information technology & WIFI expense;

-	An increase of $1.9 million for non-employee related insurance expense; and

The remaining fluctuations were not individually significant.

Selling, general and administrative

Selling, general and administrative expenses increased by $19.4 million, or 56%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in selling, general and administrative expenses was primarily attributable to:

-	$7.6 million increase in personnel-related expenses, as we expanded our headcount to serve our growing customer base;

-	$3.8 million increase in professional fees, advertising, and marketing costs;

-	$2.5 million increase in healthcare claims;

-	$1.6 million increase in training, hiring, and recruiting expenses; and

-	$1.0 million in software costs.

The remaining increases were not individually significant.

Depreciation and amortization

Depreciation and amortization expenses increased by $5.8 million, or 33%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase was primarily due to an increase in depreciation expense resulting from newly purchased aircraft.

Other Income (Expense)

Gain on forgiveness of CARES Act Loan

Gain on forgiveness of CARES Act Loan reflects government assistance received under the CARES Act programs, including the payroll protection program forgiveness and the payroll support program. We did not access those programs in 2022 to support the operations of our business, whereas they resulted in $11.2 million in grant income in 2021. We do not expect significant grant income in the future.

Interest expense

Interest expense increased by $4.1 million, or 97%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. This increase in interest expense was primarily attributable to an increase in the outstanding principal balance on notes payable, and an increase in the interest rate on our variable rate loans.

Gain (loss) on aircraft sold

Gain on aircraft sold increased by $17.6 million, as a result of the continued favorable environment for selling aircraft for the year ended December 31, 2022 as compared to the year ended December 31, 2021.

Gain on leased right-of-use asset

Gain on leased right-of-use asset increased by $0.1 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. This increase is the result of a right-of-use asset termination that occurred during the year ended December 31, 2022 that resulted in a $0.1 million gain.

Change in fair value of derivative liability

Change in fair value of derivative liability increased by $0.5 million for the year ended December 31, 2022 compared to the year ended December 31, 2021 due to the identification and measurement of an embedded derivative related to our convertible notes in 2022. No comparable activity in 2021.

Other income

Other income increased by $0.2 million, or 63%, for the year ended December 31, 2022 compared to the year ended December 31, 2021 primarily as a result of a $0.3 million increase for interest and dividend income earned on municipal bond funds and a $0.3 million decrease in state tax payments. These increases were partially offset by a $0.4 million decrease on realized gains related to marketable securities for the year ended December 31, 2022 compared to the year ended December 31, 2021.

Liquidity and Capital Resources

Sources and Uses of Liquidity

Our principal sources of liquidity have historically consisted of financing activities, including proceeds from equity of the owner, notes payable, and operating activities, primarily from the increase in deferred revenue associated with prepaid flights. As of September 30, 2023 we had $10.3 million of cash and cash equivalents, $71.1 million in short-term investments in securities and $2.4 million available borrowing capacity under the term loan. As of September 30, 2023, we had $3.5 million of available borrowing capacity under the revolving line of credit. Our cash equivalents primarily consist of liquid money market funds, and our investments primarily consist of fixed-income securities including corporate bonds, government bonds, municipal issues, and U.S. treasury bills.

We have consistently maintained a working capital deficit, in which our current liabilities exceed our current assets. We believe that this is common within the private aviation industry and is due to the nature of our deferred revenue, primarily related to prepaid flights, which are performance obligations generally for future flights. Our primary needs for liquidity are to fund working capital, debt service requirements, lease and purchase obligations, capital expenditures, and for general corporate purposes. Our cash needs vary from period to period, primarily based on the timing and costs of aircraft engine overhauls, repairs, and maintenance and the timing of any aircraft purchases.

We believe factors that could affect our liquidity include our rate of revenue growth, changes in demand for our services, competitive pricing pressures, other growth initiatives, our ability to keep increases in operating expenses in line with growth in revenues, and overall economic conditions. To the extent that our current liquidity is insufficient to fund future activities, we would need to raise additional funds. In the future, we may attempt to raise additional capital through the sale of equity securities or through debt financing arrangements. If we raise additional funds by issuing equity securities, the ownership of existing shareholders will be diluted. The incurrence of additional debt financing would result in debt service obligations, and any such debt could include operating and financing covenants that could restrict our operations. In the event that additional funds are required from outside sources, we might not be able to raise it on terms acceptable to us or at all.

We believe that our existing cash on hand, cash generated from operations and available borrowings under our term loan will enable us to secure refinancing as needed to meet our obligations as they become due within the next 12 months. If we are not able to refinance, our liquidity and business would be materially adversely impacted.

Cash Requirements

Our material cash requirements include the following contractual and other obligations:

Short Term Notes Payable

We have entered into multiple short-term loan agreements with various lenders for the purpose of financing the purchase of aircraft. The loan agreements have varying interest rates, maturity dates and-lender imposed restrictions.

Credit Facility

In August 2018, we entered into a term loan agreement with a maximum borrowing capacity of $12.3 million. We have since entered into amended term loan agreements which have raised the maximum borrowing capacity to $32.3 million as of September 30, 2023.

The current iteration of the term loan agreement matures September 2024 and allows the option to elect an interest rate equal to the SOFR-Based Rate or the Prime-Based Rate.

Convertible Notes

In connection with the Equity Purchase Agreement, we issued an aggregate principal amount of $50.0 million of the Bridge Notes to an investor, which facility had the ability to increase to $85.0 million. In October 2022, we requested and received the additional $35.0 million from two other investors, bringing the total aggregate principal amount to $85.0 million.

The Bridge Notes accrue interest daily at annual rate of 10% prior to the occurrence of the termination of the Equity Purchase Agreement (the “De-SPAC Termination Event”) and 15% after the De-SPAC Termination Event. Before the De-SPAC Termination Event, interest is payable in kind, with accrued interest added to the outstanding principal balance and deemed to be paid. In the event of a De-SPAC Termination Event, the outstanding principal amount, plus payable in-kind interest, becomes payable in a monthly amount equal to outstanding obligation divided by 24 months. The maturity date is the earlier of a) the Closing Date and b) the two-year anniversary of the first De-SPAC Termination Event that occurs subsequent to October 17, 2022.

Credit Facility (Revolving Line of Credit)

In March 2023, the Company entered into a revolving uncommitted line of credit loan (the “Master Note”). The Master Note provides a line of credit of up to $60.0 million. At the Company’s option, the annual interest rate on term loans drawn from the Master Note is equal to either the Prime-Based Rate, defined as the greater of 1.25% or the prime rate minus 1.88%, or the Daily Simple SOFR-Based Rate, defined as the greater of 1.25% or the Daily Simple SOFR plus 1.25%. The maturity date of the Master Note is March 9, 2024.

In October 2023, the Company drew down an additional $3.0 million of principal under the Master Note with the selected interest option of SOFR plus 1.25%.

Senior Secured Notes

In December 2023, we issued $15.7 million in principal amount of senior secured notes due in December 2024 in a private offering. The notes were issued with a stated rate of 14% and interest is payable monthly in arrears. The senior secured notes will mature one year from closing date, in which the full principal amount will be due, along with any accrued unpaid interest. The Company will use the proceeds from the issuance to fund aircraft purchases.

Long-Term Loan Agreement

In connection with the acquisition of a new aircraft in November 2023, we entered into a long-term promissory note agreement with a principal amount of $7.6 million. The note bears a fixed interest rate of 9.45% and has a maturity date ten years from the note agreement date. The note was fully repaid in December 2023.

See Note 13 “Debt” to our financial statements included elsewhere in this filing for further information of our debt arrangements.

Leases

We have entered into various lease arrangements for vehicles, hangars, office space and aircraft. In addition to leases of aircraft, we are obligated to pay into aircraft reserve programs.

The duration of our leases varies from two to 30 years and the leases are generally non-cancellable operating leases. Our vehicle leases are typically month-to-month and are classified as short-term leases.

See Note 11 “Leases” to our financial statements included elsewhere in this filing for further detail of our lease arrangements.

Capital Expenditures

We currently anticipate that cash required for capital expenditures for the next 12 months is approximately $165.8 million, which includes accounts payable of $21.9 million, accrued expenses and other current liabilities of $28.8 million, short-term notes payable of $14.3 million, short-term debt contractual principal payments due of $84.8 million and non-cancellable lease payments of $16.0 million. We plan to refinance contractual principal payments that comprise the short-term debt liability as they become due. As stated above, we have maintained a positive relationship with our debtholders and have not historically had any difficulty refinancing our debt obligations. Based on our historical experience and the fact that we have not suffered any decline in creditworthiness, we expect that our cash on hand and cash earnings will enable us to secure the necessary refinancing. The accounts payable, accrued expenses, and lease liabilities will be settled using a combination of cash generated by operations, sale of investments and incremental borrowing activity, if necessary.

Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors—Risks Related to Our Business and Industry.”

Cash Flows

The following table summarizes our cash flows for the periods indicated (in thousands):

	Nine months ended September 30,		Years Ended December 31,
	2023	2022	2022	2021
Net cash (used in) provided by:

Operating activities	$3,617	$33,800	$45,639	$57,212
Investing activities	(44,113)	(73,625)	(167,266)	(70,793)
Financing activities	27,582	36,758	123,675	21,208

Net (decrease) increase in cash and cash equivalents	$(12,914)	$(3,067)	$2,048	$7,627

Cash Flow from Operating Activities

Net cash provided by operating activities for the nine months ended September 30, 2023 was $3.6 million, resulting from a $20.2 million cash inflow in depreciation and amortization, a $0.6 million change in amortization of contract costs, a $12.5 million change in non-cash lease expense, a $5.1 million net change in non-cash interest expense, a $4.4 million cash inflow from net changes in operating assets and liabilities, a $3.6 million loss on change in the fair value of the derivative liability and a $0.2 million loss on investment in equity securities, partially offset by our net loss of $30.5 million and a $12.4 million gain on the sale of property and equipment. The $4.4 million cash inflow provided by operating assets and liabilities is primarily due to a $23.7 million cash inflow from deferred revenue, $13.4 million cash inflow from accounts receivable, a $6.9 million cash inflow from other non-current liabilities, a $5.8 million cash inflow from other current liabilities, a $1.4 million cash inflow to related parties, a $0.9 million cash inflow from other receivable, a $0.9 million cash inflow from accounts payable and a $0.8 million cash inflow from prepaid expenses and other current assets, partially offset by a $37.5 million cash outflow from customer deposits, a $11.1 million cash outflow from right-of-use-assets and a $0.8 million cash outflow from aircraft inventory. We will continue to evaluate our capital requirements for both short-term and long-term liquidity needs, which could be affected by various risks and uncertainties, including, but not limited to, the effects of rising interest rates, rising aircraft fuel prices, and other risks detailed in the section entitled “Risk Factors — Risks Relating to LGM.”

Net cash provided by operating activities for the nine months ended September 30, 2022 was $33.8 million, resulting from our net income of $9.0 million, a $16.8 million cash inflow from depreciation and amortization, a $0.5 million change in amortization of contract costs, a $9.8 million change in non-cash lease expense, a $11.7 million cash inflow from net changes in operating assets and liabilities and a $0.3 million cash inflow from non-cash interest expense, partially offset by a $14.3 million gain on the sale of property. The $11.7 million cash inflow provided from operating assets and liabilities is primary due to a $12.5 million cash inflow from customer deposits, a $18.2 million cash inflow from deferred revenue, $4.6 million cash inflow from accounts payable, a $4.5 million cash inflow from other current liabilities and a $2.4 million cash inflow from other non-current liabilities, partially offset by a $13.1 million cash outflow from accounts receivable and related party receivables, a $9.5 million cash outflow from right-of-use assets, a $5.6 million cash outflow from prepaid expenses and other current assets, a $1.0 million cash outflow from other receivables, a $1.0 million cash outflow from aircraft inventory and a $0.3 million cash outflow from other assets.

Net cash provided by operating activities for the year ended December 31, 2022 was $45.6 million resulting from a $36.8 million cash inflow from depreciation and amortization, including amortization of contract costs and right-of-use assets, and a $26.2 million cash inflow from net changes from operating assets and liabilities partially offset by a $15.3 million gain on sale of property and equipment and our net loss of $4.2 million. The $26.2 million cash inflow provided from operating assets and liabilities is primarily due to a $27.8 million cash inflow from deferred revenue, a $12.5 million cash inflow from customer deposits, and a $4.4 million cash inflow from accounts payable and accrued expenses due to the differences and timing of disbursements during 2022 compared to 2021, partially offset by a $12.8 million net cash outflow from our operating leases and a $6.3 million cash outflow from accounts receivable.

Net cash provided by operating activities for the year ended December 31, 2021 was $57.2 million resulting from our net income of $2.2 million, a $28.4 million cash inflow from depreciation and amortization, including amortization of contract costs and right-of-use assets, and a $24.1 million cash inflow from net changes from operating assets and liabilities. The $24.1 million cash inflow provided from operating assets and liabilities is primarily due to a $25.0 million cash inflow from customer deposits, a $10.9 million cash inflow from accounts payable and accrued expenses due to the differences and timing of disbursements during 2021 compared to 2020, and a $7.9 million cash inflow from deferred revenue. This is partially offset by a $11.2 million gain on forgiveness of the CARES Act Loans and a $10.0 million net cash outflow from our operating leases.

Cash Flow from Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2023 was $44.1 million, primarily due to purchases of investments of $68.8 million, purchases of property and equipment of $67.0 million, purchases of engine overhauls of $14.5 million and capitalized development costs of $0.6 million. Partially offsetting the increase in net cash used in investing activities were proceeds from the sale of investments of $68.7 million and proceeds from the sale of property and equipment of $38.1 million.

Net cash used in investing activities for the nine months ended September 30, 2022 was $73.6 million, primarily due to purchases of property and equipment of $99.2 million, purchases of engine overhauls of $16.2 million, purchases of investments of $3.4 million and capitalized development costs of $0.4 million. Partially offsetting the increase in net cash used in investing activities were proceeds from the sale of property and equipment of $42.8 million and proceeds from the sale of investments of $2.7 million.

Net cash used in investing activities for the year ended December 31, 2022 was $167.3 million primarily due to purchases of property and equipment of $146.0 million, purchases of investments of $70.5 million, and purchases of engine overhauls of $21.1 million. Partially offsetting the increase in net cash used in investing activities were proceeds from sales of property and equipment of $60.5 million and proceeds from sales of investments of $10.2 million.

Net cash used in investing activities for the year ended December 31, 2021 was $70.8 million. Purchases of property and equipment of $64.3 million, purchases of engine overhauls of $14.4 million, and purchases of investments of $10.3 million were partially offset by proceeds from sales of property and equipment of $19.8 million.

Cash Flow from Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2023 was $27.6 million, resulting primarily from proceeds from debt of $97.8 million to fund purchases of property and equipment, investments, and engine overhauls and proceeds from the issuance of notes receivable of $0.2 million. Partially offsetting the increase in net cash provided by financing activities were net cash distributions of $36.2 million, repayments of debt of $32.5 million, payments of deferred financing costs of $1.5 million and payments of debt issuance costs of $0.2 million.

Net cash provided by financing activities for the nine months ended September 30, 2022 was $36.8 million, primarily resulting from proceeds from debt of $64.6 million to fund purchases of property and equipment, investments, and engine overhauls, net cash contribution of $0.3 million and proceeds from the issuance of notes receivable of $0.2 million. Partially offsetting the increase in net cash provided by financing activities were repayments of debt of $28.0 million and repayments of debt issuance costs of $0.4 million.

Net cash provided by financing activities for December 31, 2022 was $123.7 million primarily resulting from proceeds from debt of $88.2 million, proceeds from issuance of convertible notes of $85.0 million, and net cash contributions of $2.4 million, partially offset by repayments of debt of $52.0 million.

Net cash provided by financing activities for December 31, 2021 was $21.2 million primarily resulting from proceeds from debt of $43.3 million, proceeds from CARES Act Grant of $11.2 million, and proceeds from notes receivable to non-controlling interest of $2.8 million, partially offset by repayments of debt of $35.3 million.

Contractual Obligations, Commitments and Contingencies

Our principal commitments consist of contractual cash obligations under our borrowings with banks, and operating leases for certain controlled aircraft, corporate headquarters, and operational facilities, including aircraft hangars. Our obligations under our borrowing arrangements are described in Note 13 “Debt” and for further information on our leases, see Note 11 “Leases” of the accompanying consolidated financial statements included elsewhere in this proxy statement.

From time to time, we are involved in various litigation matters arising in the ordinary course of business. We believe that we have meritorious arguments in our current litigation matters and that any outcome, either individually or in the aggregate, will not be material to our financial position or results of operations.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of our operations is based on our consolidated financial statements and accompanying notes, which have been prepared in accordance with GAAP. Certain amounts included in or affecting the consolidated financial statements presented in this proxy statement and related disclosure must be estimated, requiring management to make assumptions with respect to values or conditions which cannot be known with certainty at the time the consolidated financial statements are prepared. Management believes that the accounting policies set forth below comprise the most important “critical accounting policies” for the company. A “critical accounting policy” is one which is both important to the portrayal of our financial condition and results of operations and that involves difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Management evaluates such policies on an ongoing basis, based upon historical results and experience, consultation with experts and other methods that management considers reasonable in the particular circumstances under which the judgments and estimates are made, as well as management’s forecasts as to the manner in which such circumstances may change in the future. We have reviewed our critical accounting estimates with the audit committee of our Board of Directors.

Revenue Recognition

Revenue is recognized when the promised services are performed and in an amount that reflects the consideration we expect to be entitled to in exchange for those services using the following steps:

•	1) identification of the contract, or contracts, with a customer.

•	2) identification of performance obligations in the contract.

•	3) determination of the transaction price.

•	4) allocation of the transaction price to the performance obligations in the contract; and,

•	5) recognition of revenue when or as the performance obligations are satisfied.

Determining the transaction price may require significant judgement and is determined based on the consideration we expect to be entitled to in exchange for transferring services to the customer, excluding amounts collected on behalf of third parties such as sales taxes.

During the nine months ended September 30, 2023 and 2022, we earned revenue primarily from the programs below:

Jet Club Membership

Jet Club members are guaranteed access to our fleet of light, midsize and super-midsize aircraft in exchange for a monthly fee. New members pay a minimum deposit of $100 thousand up to a maximum of $500 thousand depending on their level of membership. Membership levels are available to members, which determines the daily rates a member is charged for future flights. Incidental fees are also applied against a member’s account. The initial and any subsequent deposits are non-refundable and must be used for the monthly membership fee or for future flight services. These customer deposits are included in deferred revenue on the condensed consolidated balance sheets until used by the customer. The membership services performance obligation is satisfied over time on a monthly basis. Revenue for flights and related services is recognized when such services are provided to the customer at a point in time.

Guaranteed Revenue Program

We launched a guaranteed revenue program with a single customer on November 1, 2021. Under this program, we served as an on-demand charter air carrier and guaranteed the services of a specified fleet of aircraft as directed by the customer. We required a deposit of $1,250 per reserved aircraft. These deposits were included within other non-current liabilities on the condensed consolidated balance sheets. The customer was charged hourly rates for flight services depending on aircraft type in addition to incidental fees. The customer was committed to a minimum number of flight hours per aircraft and a minimum number of aircraft. Revenue was recognized using the right-to-invoice practical expedient. The guaranteed minimum was enforceable and billable on a quarterly basis. The term of the agreement was for a minimum of 28 months, which included a drawdown period of 10 months if the agreement was terminated, which we did on June 30, 2023. See “Legal Proceedings” for more information on the termination and subsequent litigation.

Fractional Ownership

The fractional revenue stream involves a customer purchasing a fractional ownership interest in an aircraft for a contractual term of up to five years. Customers have the right to flight and membership services from a fleet of aircraft, including the aircraft they have fractionally purchased. Customers are charged for flight services as incurred based on agreed upon daily and hourly rates in addition to the upfront fractional ownership purchase price. At the end of the contractual term, we have the unilateral right to repurchase the fractional interest. In certain contracts the customer can require us to repurchase their ownership interest after a fixed period of time but prior to the contractual termination date of the contract. The repurchase price, whether at the contractual termination date or at the specified earlier date, is calculated as follows: 1) the fair market value of the aircraft at the time of repurchase, 2) multiplied by the fractional ownership percentage, 3) less a remarketing fee. At the time of repurchase, all fractional ownership interests revert to us, and all rights to flight and membership services are relinquished. We assessed whether these repurchase agreements results in a lease contract under the scope of ASC 842 but determined that they are revenue contracts under the scope of ASC 606 since the repurchase price is lower than the original selling price, and the customer does not have a significant economic incentive to exercise the put option. Further, the fractional ownership sales are accounted for as containing a right of return and the resulting liability is included within other non-current liabilities on the condensed consolidated balance sheet. The consideration from the fractional ownership interest, as adjusted for any related customer right of return, is included in deferred revenue on the condensed consolidated balance sheets and recognized over the term of the contract on a straight-line basis as the membership services are provided. Variable consideration generated from flight services is recognized in the period of performance.

Maintenance Repair and Overhaul

We separately provide maintenance and repair services for aircraft owners and operators at certain facilities. MRO ground services are comprised of a single performance obligation for aircraft maintenance services such as modifications, repairs and inspections. MRO revenue is recognized over time based on the cost of inventory consumed and labor hours worked for each service provided. Any billing for MRO services that exceeds revenue earned to date is included in deferred revenue on the condensed consolidated balance sheets.

Fair Value Measurements

Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2— Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The Company’s cash equivalents and investments in securities are carried at fair value in Level 1 or Level 2, determined according to the fair value hierarchy described above. The carrying values of the Company’s accounts receivable, other receivables, inventory, accounts payable and accrued expenses and other current liabilities approximate their fair values due to the short-term nature of these instruments.

The Company’s convertible note, as discussed in Note 13 “Debt”, contains an embedded derivative feature that was required to be bifurcated and remeasured to fair value at each reporting period based on significant inputs not observable in the market, and is classified as a Level 3 measurement according to the fair value hierarchy described above. The carrying amounts of the Company’s convertible notes approximate their fair values as the interest rates of the convertible notes are based on prevailing market rates.

See Note 3 “Fair Value Measurements” for further discussion on the Company’s assets and liabilities carried at fair value.

Convertible Note and Embedded Derivative Feature

We elected to account for our convertible note at its carrying value, which we believe approximates fair value as the interest rate of the convertible note is based on prevailing market rates. Our convertible note contains a conversion feature that was identified as an embedded derivative feature that was required to be bifurcated and remeasured to fair value at each reporting period, with changes in the fair value of the embedded derivative liability recognized as a component of other income (expense).

The fair value of the embedded conversion derivative feature was estimated using the Monte Carlo Simulation (“MCS”), where the value of the embedded derivative was estimated using Level 3 inputs. The MCS analysis contains inherent assumptions related to expected stock price, volatility, estimated de-SPAC date, risk-free interest rate, estimated market yield and the probability of a successful transaction. Due to the use of significant unobservable inputs, the overall fair value measurement of the embedded derivative is classified as Level 3. If any of the assumptions used in the MCS changes significantly, the embedded derivative may differ materially from that recorded in the current period.

Impairment of Long-Lived Assets

Long-lived assets include aircraft, property and equipment, finite-lived intangible assets, and operating lease right-of-use assets. We review the carrying value of long-lived assets for impairment when events or circumstances indicate that the carrying value might not be recoverable based on the estimated undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The circumstances that would indicate potential impairment may include, but are not limited to, a significant change in the manner in which an asset is being used or losses associated with the use of an asset. We review long-lived assets for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified and measured. If the carrying amount of a long-lived asset or asset group is determined not to be recoverable, an impairment loss is recognized and a write-down to fair value is recorded.

Leases

ASU 2016-02, Leases (Topic 842), as amended, was adopted on January 1, 2019 utilizing a modified retrospective approach. We adopted the package of practical expedients available at transition that retained the lease classification and initial direct costs for any leases that existed prior to adoption of the standard. Contracts entered into prior to adoption were not reassessed for leases or embedded leases. Upon adoption, we did not use hindsight in determining lease term and impairment. For lease and non-lease components, we have elected to account for both as a single lease component. We have elected the practical expedient not to recognize leases with an initial term of 12 months or less on our consolidated balance sheets and lease expense is recognized on a straight-line basis over the term of the short-term lease. Variable lease payments are recognized as lease expense as they are incurred.

We determine if an arrangement is a lease at inception on an individual contract basis. Operating leases are included in operating lease right-of-use assets, operating lease liabilities, current, and operating lease liabilities, non-current on the consolidated balance sheets. Operating lease right-of-use assets represent the right to use an underlying asset for the lease term and operating lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease right-of-use assets and operating lease liabilities are recognized at commencement date based on the present value of the future minimum lease payments over the lease term. As most of our leases do not provide an explicit borrowing rate, management uses our incremental borrowing rate based on information available at the commencement date, or at the date of transition for leases transitioned to Topic 842 in determining the present value of the lease payments.

The operating lease right-of-use assets and operating lease liabilities include any lease payments made, including any variable amounts that are based on an index or rate, and exclude lease incentives. Variability that is not due to an index or rate, such as payments made based on hourly rates, are excluded from the lease liability. Leases sometimes include options to extend or terminate the lease. Renewal option periods are included within the lease term and the associated payments are recognized in the measurement of the operating right-of-use asset and operating lease liability when they are at our discretion and considered reasonably certain of being exercised. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Recently Issued/Adopted Accounting Standards

Refer to the section titled “Recently Issued Accounting Standards Not Yet Adopted” in Note 2 “Summary of Significant Accounting Policies” of the notes to the consolidated financial statements included elsewhere in this prospectus for more information.

Quantitative and Qualitative Disclosures About Market Risk

In the ordinary course of operating our business, we are exposed to market risks. Market risk represents the risk of loss that may impact our financial position or results of operations due to adverse changes in financial market prices and rates. Our principal market risks are related to interest rates and aircraft fuel costs.

Interest Rates

We are subject to market risk associated with changing interest rates on certain of our borrowings, which are variable rate debt. Interest rates applicable to our variable rate debt could potentially rise and increase the amount of interest expense incurred. Through September 30, 2023, we had not purchased any derivative instruments to protect against the effects of changes in interest rates.

As of September 30, 2023, we had $102.9 million of variable rate debt, excluding VIE debt, including current maturities. The variable rate debt balance as of September 30, 2023 excluded VIE related borrowings. A hypothetical 100-basis points increase in market interest rates for the period would have resulted in approximately $0.2 million of additional interest expense in our consolidated results of operations for the nine months ended September 30, 2023.

We also hold a portfolio of fixed income available for sale securities that are interest rate sensitive. These investments are subject to decreases in value as a result of increases in interest rates. As a result, for the nine months ended September 30, 2023, we had aggregate unrealized losses of $335 thousand, which is included in other comprehensive income. Should we not be able to assert our intent and ability to hold the securities until recovery, we will have to recognize losses on these investments in earnings.

Aircraft Fuel

We are subject to market risk associated with changes in the price and availability of aircraft fuel. Aircraft fuel expense for the nine months ended September 30, 2023 represented approximately 27% of our total cost of revenue. A hypothetical 10.0% increase in the average price per gallon of aircraft fuel would have increased fuel expense by approximately $5.2 million for the nine months ended September 30, 2023. Through September 30, 2023, we had not purchased any derivative instruments to protect against the effects of changes in fuel, although we are somewhat protected from increases because our variable agreements allow for rate adjustments for changes in fuel prices. See “Risk Factors — Risks Relating to LGM — Risks Relating to Our Business and Industry — Significant increases in fuel costs could have a material adverse effect on our business, financial condition and results of operations” for additional information.

JOBS Act Accounting Election

In April 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an “emerging growth company.” We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our audited financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

We have chosen to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company” we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404 of SOX, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (United States) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation-related items, such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation. We may remain an “emerging growth company” until the last day of the fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue equals or exceeds $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an “emerging growth company” prior to the end of such five-year period.

Description of Property

LGM’s operations are centered at flyExclusive’s corporate headquarters in Kinston, North Carolina. Located within the North Carolina Global TransPark (NCGTP), flyExclusive leases approximately 145,000 square feet of office and hangar space from the NCGTP’s 2,500-acre multimodal industrial park, which boasts an 11,500-foot runway. Kinston is within two hours of approximately 70% of flyExclusive flights.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding beneficial ownership of PubCo Common Stock as of December 27, 2023, following the consummation of the Business Combination by:

•	each person known by us to be the beneficial owner of more than 5% of outstanding shares of PubCo Common Stock;

•	each of our executive officers and directors that beneficially owns our shares of common stock; and

•	all our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Voting power represents the combined voting power of shares of PubCo Class A Common Stock and shares of PubCo Class B Common Stock owned beneficially by such person. On all matters to be voted upon, holders of shares of PubCo Class A Common Stock and PubCo Class B Common Stock will vote together as a single class on all matters submitted to the stockholders for their vote or approval. Holders of PubCo Class A Common Stock and PubCo Class B Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval. Currently, all of the shares of PubCo Class B Common Stock are convertible into shares of PubCo Class A Common Stock on a one-for-one basis.

The ownership percentages in the table below are calculated based on (i) 16,924,976 outstanding shares of PubCo Class A Common Stock, (ii) 59,930,000 outstanding shares of PubCo Class B Common Stock, (iii) 59,930,000 outstanding LGM Common Units, (iv) 5,805,544 outstanding EGA Public Warrants, and (v) 4,333,333 outstanding Private Placement Warrants, in each case as of December 27, 2023. As explained in footnote (2) below, for purposes of determining the percentage of PubCo Class A Common Stock beneficially owned by each holder, the table assumes that all LGM Common Units, Public Warrants and Private Placement Warrants are exercised or exchanged for one share of PubCo Class A Common Stock and that such shares are deemed issued and outstanding and included in the denominator for all holders (to avoid a distorted and potentially misleading presentation of percentage share ownership by holder). The shares of PubCo Class A Common Stock beneficially owned by Jim Segrave are subject to a one-year lock-up period subject to the terms and conditions of the Stockholders’ Agreement. The 5,625,000 shares of PubCo Class A Common Stock beneficially owned by EG Sponsor LLC (representing the former Founder Shares) are subject to a three-year lock-up period subject to the terms of the letter agreement executed in connection with the initial public offering of EG Acquisition Corp.

The number of shares owned by each of the 5% owners, executive officers and directors in the table below is based on information available to the Company as of December 27, 2023. There are no known arrangements which may at a subsequent date result in a change in control of the Company.

	PubCo Class A Common Stock(1) (2)		PubCo Class B Common Stock		Combined Voting Power
Name and Address of Beneficial Owner	Number	%	Number	%
Executive Officers and Directors (3)
Jim Segrave(4)	59,930,000	68.89%	59,930,000	100%	68.89%
Mike Guina	—	—	—	—	—
Billy Barnard	—	—	—	—	—
Gary Fegel	—	—	—	—	—
Gregg Hymowitz(5)	18,285,045	21.02%	—	—	21.02%
Mike Fox	—	—	—	—	—
Peter Hopper	—	—	—	—	—
Frank Holding, Jr.	—	—	—	—	—
Tom Segrave	—	—	—	—	—
All Executive Officers and Directors as a Group (9 individuals) (6)	78,215,045	89.91%	59,930,000	100%	89.91%
Principal Holders of PubCo Class A Common Stock
EG Sponsor LLC(6)	9,958,333	11.45%	—	—	11.45%
EnTrust Emerald (Cayman) LP(7)	5,517,808	6.34%	—	—	6.34%
ETG Omni LLC(8)	2,808,904	3.23%	—	—	3.23%
EnTrust Magnolia Partners LP(9)	1,123,562	1.29%	—	—	1.29%

(1)

Includes 10,138,877 shares of PubCo Class A Common Stock issuable upon the exercise of the 5,805,544 outstanding EGA Public Warrants and 4,333,333 Private Placement Warrants as if such warrants were exercised on December 27, 2023.

(2)

For purposes of determining the percentage of PubCo Class A Common Stock beneficially owned by each holder, the table assumes that all LGM Common Unit, Public Warrants and Private Placement Warrants are exercised or exchanged for one share of PubCo Class A Common Stock and that such shares are deemed issued and outstanding and included in the denominator for all holders (to avoid a distorted and potentially misleading presentation of percentage share ownership by holder).

(3)

Unless otherwise noted, the business address of each of the directors and executive officers listed (other than Gregg Hymowitz) is c/o flyExclusive, Inc., 2860 Jetport Road, Kinston, NC 28504 and the business address of Gregg Hymowitz and each of the entities listed is c/o EnTrust Global, 375 Park Avenue, 24th Floor, New York, NY 10152.

(4)	PubCo Class A Common Stock holdings consist of 60,000,000 LGM Common Units, which are exchangeable on a one-for-one basis of PubCo Class A Common Stock.
(5)	Represents shares beneficially owned by Sponsor, EnTrust Emerald (Cayman) LP and ETG Omni LLC. See footnotes (6), (7) and (8) below.

(6)

Represents (i) 5,625,000 shares of PubCo Class A Common Stock held by the Sponsor consisting of 1,000 Founder Shares (classified before the consummation of the Business Combination as shares of EGA Class B Common Stock which have converted into shares of PubCo Class A Common Stock on a one-for-one basis upon the closing of the Business Combination), and 5,624,000 Founder Shares that were previously converted into shares of PubCo Class A Common Stock in May 2023, and (ii) 4,333,333 Private Placement Warrants held by the Sponsor. EnTrust Global Management GP LLC is the managing member of the Sponsor and as such has voting and investment discretion with respect to the PubCo Class A Common Stock held of record by the Sponsor and may be deemed to have shared beneficial ownership (along with EnTrust Global Management GP LLC, GH Onshore GP LLC and our Sponsor) of the PubCo Class A Common Stock held directly by the Sponsor. Gregg Hymowitz is the sole and managing member of GH Onshore GP LLC, which is the managing member of EnTrust Global Management GP LLC, and as a result, may be deemed to have shared beneficial ownership of the common stock held directly by the Sponsor. Each of EnTrust Global Management GP LLC, GH Onshore GP LLC and Gregg Hymowitz disclaims beneficial ownership of such securities except to the extent of its or his pecuniary interest therein. An affiliate of GMF Capital has an approximately 50% membership interest in the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(7)

Represents 5,517,808 shares of PubCo Class A Common Stock held by EnTrust Emerald (Cayman) LP upon conversion of the Bridge Notes upon the closing of the Business Combination. Gregg Hymowitz serves as the Founder and Chief Executive Officer of EnTrust Global, an affiliate of which serves as the general partner of EnTrust Emerald (Cayman) LP, and may be deemed to be the beneficial owner of such shares held by EnTrust Emerald (Cayman) LP. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(8)

Represents 2,808,904 shares of PubCo Class A Common Stock held by ETG Omni LLC upon conversion of the Bridge Notes upon the closing of the Business Combination. Gregg Hymowitz serves as the Founder and Chief Executive Officer of EnTrust Global, an affiliate of which serves as the general partner of ETG Omni LLC, and may be deemed to be the beneficial owner of such shares held by ETG Omni LLC. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(9)

Represents 1,123,562 shares of PubCo Class A Common Stock held by EnTrust Magnolia Partners LP upon conversion of the Bridge Notes upon the closing of the Business Combination, for which FE Manager LLC (which is not an affiliate of PubCo) has sole voting and dispositive power.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers immediately after the Closing is set forth in the section entitled “PubCo Management After the Business Combination” beginning on page 279 in the Proxy Statement and Item 5.02 of this Current Report on Form 8-K and is incorporated herein by reference. There are no family relationships among any of our executive officers or directors, except Thomas James Segrave, Jr. and Thomas J. Segrave, Sr.

Each of Thomas James Segrave, Jr., Gary Fegel, Michael S. Fox, Frank B. Holding, Jr., Gregg S. Hymowitz, Peter B. Hopper and Thomas J. Segrave, Sr. were elected to serve as directors of the Company.

Mr. Segrave, Jr. was appointed as Chairman of the board of directors. The size of the board is seven members. In accordance with the Second A&R Certificate of Incorporation of the Company, each director will serve until the 2024 annual meeting of stockholders of PubCo or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.

The Board appointed Messrs. Fox, Holding and Hopper to serve on the Audit and Risk Committee, with Mr. Fox serving as its chairman. The Board appointed Messrs. Holding, Hopper and Segrave, Sr. to serve on the Compensation Committee, with Mr. Hopper serving as its chairman. The Board appointed Messrs. Segrave, Jr., Holding, Hopper and Segrave, Sr. to serve on the Nominating and Corporate Governance Committee, with Mr. Holding serving as its chairman.

In connection with the completion of the Business Combination, Mr. Segrave, Jr. was appointed to serve as the Company’s Chief Executive Officer, Billy Barnard was appointed to serve as Interim Chief Financial Officer and Michael Guina was appointed to serve as Chief Operating Officer.

Executive Compensation

The information set forth in the section entitled “Executive and Director Compensation of LGM” beginning on page 282 of the Proxy Statement, which includes the executive compensation information of LGM is incorporated herein by reference.

LGM entered into an executive employment agreement with Mr. Segrave, Jr., effective April 1, 2023, with an initial term of five years. Pursuant to his employment agreement, Mr. Segrave, Jr. receives an annual base salary of $8,500,000, which is subject to annual review by the PubCo board of directors (the “PubCo Board”) to determine whether an increase (but not decrease) is warranted. Mr. Segrave, Jr. is eligible to receive an annual cash bonus of up to 100% of his base salary, as determined by the PubCo Board in its sole discretion, based on the achievement during the applicable year of (i) objectives for LGM as a whole established by the PubCo Board at the beginning of the applicable year and (ii) objectives for Mr. Segrave, Jr. agreed by the PubCo Board and Mr. Segrave, Jr. at the beginning of the applicable year. Mr. Segrave, Jr. must be employed by LGM through December 31 of the applicable year to earn the annual bonus for such year, which bonus (if any) will be paid no later than the following March 15. Mr. Segrave, Jr. is also eligible to participate in all employee benefit plans that LGM makes available to its senior executives from time to time. The foregoing description of Mr. Seagrove, Jr.’s executive employment agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the executive employment agreement, a form of which is attached hereto as Exhibit 10.8 and is incorporated herein by reference.

LGM entered into an executive employment agreement with Mr. Guina, effective April 21, 2023, with an initial term of two years. Pursuant to his employment agreement, Mr. Guina receives an annual base salary of $360,000, which is subject to annual review by LGM’s CEO to determine whether an increase is warranted. Mr. Guina is eligible to receive an annual cash bonus of up to 50% of his base salary, as determined by LGM’s CEO in his sole discretion, based on the achievement, during the applicable year of (i) objectives for LGM as a whole established by the LGM CEO at the beginning of the year and (ii) objectives for Mr. Guina, agreed by the LGM CEO and Mr. Guina at the beginning of the applicable year. Mr. Guina must be employed by LGM through December 31 of the applicable year to earn the annual bonus for such year, which bonus (if any) will be paid no later than the following March 15. Mr. Guina is also eligible to participate in all employee benefit plans that LGM makes available to its senior executives from time to time. In addition, Mr. Guina’s employment agreement subjects him to customary provisions regarding invention assignment and use of LGM’s confidential information. The foregoing description of Mr. Guina’s executive employment agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the executive employment agreement, a form of which is attached hereto as Exhibit 10.9 and is incorporated herein by reference.

Certain Relationships and Related Transactions

The information set forth in the sections entitled “Certain Relationships and Related Party Transactions — EGA’s Related Party Transactions” beginning on page 291, as supplemented in the Proxy Statement Supplement on Schedule 14A filed on December 1, 2023, and “Certain Relationships and Related Party Transactions — LGM’s Related Party Transactions” beginning on page 295 are incorporated herein by reference.

Director Independence

By virtue of the combined voting power of the Existing Equityholders of more than 50% of the total voting power of the shares of capital stock of PubCo outstanding as of the Closing, PubCo qualifies as a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that (i) a majority of the PubCo Board consist of independent directors, (ii) we have a compensation committee composed entirely of independent directors and (iii) we have a nominating/corporate governance committee composed entirely of independent directors.

We are relying on all three of these exemptions. As a result, our Board does not consist of a majority of independent directors, we do not have a compensation committee consisting entirely of independent directors, and we do not have a nominating/corporate governance committee that is composed entirely of independent directors. Going forward, we may also rely on the other exemptions so long as we qualify as a “controlled company.” Due to our reliance on these exemptions, holders of PubCo Class A Common Stock do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Legal Proceedings

The information set forth in the section entitled “Other Information about LGM—Legal Proceedings” on page 242 of the Proxy Statement is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Information

Prior to the Closing Date, the EGA’s publicly traded units, EGA Class A Common Stock and EGA Warrants were listed on NYSE under the symbols “EGGFU,” “EGGF,” and “EGGFW,” respectively. Upon the Closing, the PubCo Class A Common Stock and PubCo Warrants are listed on NYSE under the symbols “FLYX” and “FLYX WS,” respectively. EGA’s publicly traded units automatically separated into their component securities upon the Closing, and as a result, no longer trade as a separate security and were delisted from NYSE.

As of December 27, 2023, following the completion of the Business Combination, there were 5,805,544 PubCo Warrants and 60,000,000 LGM Common Units (excluding LGM Common Units held by the Company) outstanding, which are convertible into 60,000,000 shares of PubCo Class A Common Stock.

Holders of the Company

As of December 27, 2023, following the completion of the Business Combination, there were 11 holders of record of PubCo Class A Common Stock and 2 holders of record of PubCo Warrants. However, because many of the shares of PubCo Class A Common Stock and the PubCo Warrants are held by brokers and other institutions on behalf of stockholders, the Company believes there are substantially more beneficial holders of PubCo Class A Common Stock and PubCo Warrants than record holders.

Dividends of the Company

EGA has never paid any cash dividends on EGA Class A Common Stock. The payment of cash dividends by PubCo in the future will be dependent upon revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Company’s board of directors and the board of directors will consider whether or not to institute a dividend policy. The board of directors currently anticipates the Company will retain all earnings of the Company, if any, for use in the Company’s business and operations and, accordingly, the board of directors does not anticipate declaring any dividends in the foreseeable future.

Equity Compensation Plan Information

The following table provides information as of December 27, 2023 about our common stock that may be issued upon the exercise of options, stock appreciation rights, restricted stock awards, restricted stock unit awards and dividend equivalent rights under our equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted- average exercise price of outstanding options and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected under column (a))(c)
Equity compensation plans approved by security holders	—	$—	6,000,000
Equity compensation plans not approved by security holders	—	$—	—
Total	—	—	6,000,000

Recent Sales of Unregistered Securities

The information set forth under Item 3.02 of this Current Report on Form 8-K is incorporated herein by reference.

Description of Registrant’s Securities

Pursuant to the Second A&R Certificate of Incorporation, there are 325,000,000 shares authorized, of which 200,000,000 shares will be shares of PubCo Class A Common Stock, 100,000,000 shares will be shares of PubCo Class B Common Stock and 25,000,000 shares will be shares of undesignated preferred stock, par value $0.0001 per share.

The information set forth in the section entitled “Description of PubCo Securities” beginning on page 312 of the Proxy Statement is incorporated herein by reference.

Indemnification of Directors and Officers

In connection with the Closing, the Company entered into indemnification agreements with each of its directors and officers. Each indemnification agreement provides for customary indemnification and advancement by the Company of certain expenses and costs relating to claims, suits or proceedings arising from service to the Company or, at its request, service to other entities, as officers or directors to the fullest extent permitted by applicable law. The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the indemnification agreements, a form of which is attached hereto as Exhibit 10.7 and is incorporated herein by reference.

Further information about the indemnification of the Company’s directors and officers is set forth in the section entitled “Description of PubCo Securities — Limitations on Liability and Indemnification of Officers and Directors” on page 320 of the Proxy Statement and is incorporated herein by reference.

Financial Statements, Supplementary Data and Exhibits

The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.02. Results of Operations and Financial Condition

Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K concerning the financial statements of LGM and the disclosure contained above in Management’s Discussion and Analysis of Financial Condition and Results of Operations of LGM, which are incorporated in this Item 2.02 by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On the Closing Date, all of EGA’s outstanding units separated into their component parts of one share of EGA Class A Common Stock and one third of one EGA Warrant to purchase one share of EGA Class A Common Stock and EGA’s units ceased trading on NYSE.

Item 3.02 Unregistered Sales of Equity Securities.

In connection with the execution of the Equity Purchase Agreement, on October 17, 2022, LGM entered into a senior subordinated convertible note with an investor and, for certain limited provisions thereof, EGA, pursuant to which LGM borrowed an aggregate principal amount of $50,000,000 at a rate of 10% per annum, payable in kind in additional shares of the Company upon the Closing of the Business Combination. On October 28, 2022, LGM also entered into an Incremental Amendment with the ETG Omni LLC and EnTrust Magnolia Partners LP (together with EnTrust Emerald (Cayman) LP, the “Bridge Note Lenders”) on the same terms for an aggregate principal amount of $35,000,000 (together with the subordinated convertible note discussed in this paragraph, the “Bridge Notes”), bringing the total principal amount of the Bridge Notes to $85,000,000 in the aggregate.

On December 27, 2023, in connection with the completion of the Business Combination and as contemplated by the Equity Purchase Agreement, the Bridge Notes automatically converted into the 9,550,274 shares of PubCo Class A Common Stock. The foregoing description of the Bridge Notes does not purport to be complete and is qualified in its entirety by the terms and conditions of the Bridge Notes, a form of which is attached as Exhibit 10.1 to the Current Report of Form 8-K filed by the Company on October 18, 2022 and is incorporated herein by reference.

As previously reported, on December 26, 2023 and December 27, 2023, the Company and certain holders (the “Warrant Holders”) of EGA Public Warrants entered into a Warrant Exchange Agreements (the “Warrant Exchange Agreements”), which were privately negotiated with the holders party thereto. The EGA Public Warrants were previously issued pursuant to the Company’s public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a prospectus dated May 25, 2021. Pursuant to the Warrant Exchange Agreements, the Warrant Holders agreed to exchange each of its EGA Public Warrants for shares of the Company’s Class A Common Stock. As a result of the warrant exchange under the Warrant Exchange Agreements (the “Warrant Exchange”), a total of 1,694,456 EGA Public Warrants were exchanged for 372,780 shares of Class A Common Stock. The foregoing summary of the Warrant Exchange Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Warrant Exchange Agreement attached as Exhibit 10.2 to the Current Report of Form 8-K filed by the Company on December 27, 2023 and is incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders.

On the Closing Date, in connection with the completion of the Business Combination, the Company adopted the Second A&R Certificate of Incorporation and PubCo Bylaws. Pursuant to the Second A&R Certificate of Incorporation, there are 325,000,000 shares authorized, of which 200,000,000 shares are shares of PubCo Class A Common Stock, 100,000,000 shares are shares of PubCo Class B Common Stock and 25,000,000 shares are shares of undesignated preferred stock. The disclosure set forth in the sections titled “Description of EGA Securities” and “Description of PubCo Securities” beginning on pages 297 and 312, respectively, in the Proxy Statement is incorporated herein by reference.

The foregoing description of the Second A&R Certificate of Incorporation and PubCo Bylaws does not purport to be complete and is qualified in its entirety by the terms of the Second A&R Certificate of Incorporation and PubCo Bylaws, which are attached hereto as Exhibits 3.1 and 3.2, respectively, and are incorporated herein by reference.

The material terms of each of the Second A&R Certificate of Incorporation and the PubCo Bylaws and the general effect upon the rights of holders of the Company’s capital stock are included in the Proxy Statement under the sections titled “Proposal No. 1 — The Transaction Proposal — Related Agreements — A&R PubCo Charter,” “Proposal No. 1 — The Transaction Proposal — Related Agreements — Anti-Takeover Effects of the A&R PubCo Charter and the PubCo Bylaws” and “Description of PubCo Securities” beginning on pages 163, 165 and 312 of the Proxy Statement, respectively, which are incorporated herein by reference.

Item 4.01. Changes in Registrant’s Certifying Accountant.

On December 27, 2023, the Board approved the engagement of Elliott Davis, PLLC (“Elliott Davis”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2023. Accordingly, Marcum LLP (“Marcum”), EGA’s independent registered public accounting firm prior to the Business Combination, was informed that it would be dismissed and replaced by Elliott Davis as the Company’s independent registered public accounting firm.

Marcum’s report on the Company’s balance sheets as of December 31, 2022 and 2021, the related consolidated statements of income, stockholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from January 28, 2021 (inception) through December 31, 2021 and the related notes (collectively, the “EGA financial statements”) did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for the substantial doubt about the Company’s ability to continue as a going concern.

During the period from January 28, 2021 (inception), through December 31, 2022, and subsequent interim periods through December 27, 2023, there were no disagreements between EGA and Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of the disagreement in connection with its report covering such period.

During the period from January 28, 2021 (inception) through December 31, 2022, and the interim period through December 27, 2023, neither the Company or anyone acting on its behalf consulted Elliott Davis with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by Elliott Davis that Elliott Davis concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

The Company has provided Marcum with a copy of the disclosures made by the Company in response to this Item 4.01 and has requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company in response to this Item 4.01 and, if not, stating the respects in which it does not agree. A letter from Marcum is included as Exhibit 16.1 to this Current Report.

Item 5.01. Changes in Control of Registrant.

The information set forth under in the sections titled “Proposal No. 1 — The Transaction Proposal” beginning on page 147 of the Proxy Statement and “Introductory Note” and Item 2.01 in this Current Report on Form 8-K is incorporated herein by reference.

There are no known arrangements which may at a subsequent date result in a change in control of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Directors and Appointment of Officers

Information with respect to the Company’s directors and executive officers immediately after the Closing is set forth in the section entitled “PubCo Management After the Business Combination” beginning on page 279 in the Proxy Statement and Item 5.02 of this Current Report on Form 8-K and is incorporated herein by reference.

On December 27, 2023, at the Special Meeting, each of Thomas James Segrave, Jr., Gary Fegel, Michael S. Fox, Frank B. Holding, Jr., Gregg S. Hymowitz, Peter B. Hopper and Thomas J. Segrave, Sr. were elected by the stockholders to serve as directors of the Company, with Mr. Segrave, Jr. appointed as chairman of the board, in each case, effective upon the completion of the Business Combination. Biographical information with respect to such directors is set forth in the section entitled “PubCo Management After the Business Combination” beginning on page 279 of the Proxy Statement and is incorporated herein by reference.

On December 27, 2023, Mr. Segrave, Jr. was appointed to serve as the Company’s Chief Executive Officer (and as the Company’s “principal executive officer” for SEC filing purposes), Billy Barnard was appointed to serve as Interim Chief Financial Officer (and as the Company’s “principal financial officer” and “principal accounting officer” for SEC filing purposes), and Michael Guina was appointed to serve as Chief Operating Officer. Biographical information for these individuals is set forth in the section entitled “PubCo Management After the Business Combination” beginning on page 279 of the Proxy Statement and is incorporated by reference herein.

Departure of Directors and Certain Officers

In connection with the Business Combination, effective upon the Closing Date, each of Sophia Park Mullen, Louise Curbishley, Linda Hall Daschle, Jonathan Silver, Noorsurainah Tengah resigned as directors of the Company, and Thomas James Segrave, Jr. replaced Gary Fegel as chairman of the board of directors, although Mr. Fegel will continue as a director of the Company. Effective upon the Closing Date, each of Gregg S. Hymowitz and Sophia Park Mullen resigned as executive officers of the Company.

2023 Equity Incentive Plan

On December 27, 2023, the PubCo 2023 Equity Incentive Plan (the “2023 Plan”) became effective. The 2023 Plan was approved by EGA’s stockholders at the Special Meeting on December 7, 2023. The purpose of the 2023 Plan is to attract, motivate, and retain employees and other service providers, to further align participants’ interests with those of our stockholders, and to provide participants incentive compensation opportunities that are competitive with those offered by other companies in the same industry and locations as ours. The 2023 Plan provides for grants of stock-based compensation awards, including without limitation, form of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, or other stock awards to our employees, consultants, and directors, or collectively, participants. The 2023 Plan is administered by the PubCo Board or a committee designated by the PubCo Board constituted in a manner that permits grants of awards to our officers or directors and related transactions to be exempt from Section 16(b) of the Exchange Act. The plan administrator has the full authority to select recipients of the grants, determine the type, terms and conditions of each award (including any vesting schedule), establish additional terms, conditions, rules, or procedures to accommodate rules or laws of applicable non-U.S. jurisdictions, adjust awards, and to take any other action deemed appropriate; however, no action may be taken that is inconsistent with the terms of the 2023 Plan.

The Company has reserved a total of 6,000,000 shares of PubCo Class A Company Common Stock for issuance pursuant to the 2023 Plan and the maximum number of shares that may be issued pursuant to the exercise of incentive stock options granted under the 2023 Plan is 6,000,000, in each case, subject to certain adjustments set forth therein.

The information set forth in the section entitled “Proposal No. 5 — The PubCo Equity Incentive Plan Proposal” beginning on page 205 of the Proxy Statement is incorporated herein by reference. The foregoing description of the 2023 Plan and the information incorporated by reference in the preceding sentence does not purport to be complete and is qualified in its entirety by the terms and conditions of the 2023 Plan, which is incorporated by reference to this Current Report on Form 8-K as Exhibit 10.10.

2023 Employee Stock Purchase Plan

The PubCo 2023 Employee Stock Plan (the “ESPP”) was approved by EGA’s stockholders at the Special Meeting. The purpose of the ESPP is to provide eligible employees with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company, and to provide an incentive for continued employment.

The ESPP is generally be administered by our Compensation Committee, unless the PubCo Board determines to administer the ESPP itself. The administrator has full power and authority to interpret the provisions of the ESPP, determine eligibility and adjudicate all disputes arising under the ESPP, determine the terms and conditions of any right to purchase shares under the ESPP, establish rules and appoint agents for proper administration of the ESPP, amend outstanding rights to purchase shares under the ESPP, and generally make any other determination or take any other action the administrator deems necessary or desirable. The Company will pay all reasonable expenses incurred in connection with the administration of the ESPP.

The Company has reserved a total of 1,500,000 shares of PubCo Class A Company Common Stock for issuance pursuant to the ESPP, subject to certain adjustments set forth therein.

The information set forth in the section entitled “Proposal No. 6 — PubCo ESPP Proposal” beginning on page 214 of the Proxy Statement is incorporated herein by reference. The foregoing description of the ESPP and the information incorporated by reference in the preceding sentence does not purport to be complete and is qualified in its entirety by the terms and conditions of the ESPP, which is incorporated by reference to this Current Report on Form 8-K as Exhibit 10.11.

Compensatory Arrangements for Directors and Executive Officers

On December 27, 2023, in connection with the completion of the Business Combination, the Company assumed the employment agreements that LGM entered into with certain of its executive officers: Jim Segrave and Mike Guina, summarized in the section entitled “Executive and Director Compensation of LGM - Employment Agreements with our Named Executive Offers” beginning on page 284 in the Proxy Statement and forms of which are attached hereto as Exhibit 10.8 and 10.9, respectively and are incorporated herein by reference. Further information with respect to the Company’s directors and executive officers immediately after the Closing is set forth in the section entitled “Compensation of Executive Officers and Directors after the Business Combination” beginning on page 286 in the Proxy Statement and Item 5.02 of this Current Report on Form 8-K and is incorporated herein by reference.

The Company intends to develop an executive compensation program that is designed to align compensation with PubCo’s business objectives and the creation of shareholder value, while enabling PubCo to attract, retain, incentivize and reward individuals who contribute to the long-term success of PubCo.

Item 5.06. Change in Shell Company Status.

As a result of the Business Combination, EGA ceased being a shell company. The material terms of the Business Combination are described in the section entitled “Proposal No. 1 — The Transaction Proposal” beginning on page 147 of the Proxy Statement, in the information set forth under “Introductory Note” and in the information set forth under Item 2.01 in this Current Report on Form 8-K, each of which is incorporated herein by reference.

Item 9.01. Financial Statement and Exhibits.

(a) Financial statements of businesses acquired

The unaudited financial statements of LGM as of and for the nine months ended September 30, 2023 and 2022 are set forth in Exhibit 99.1 hereto and are incorporated herein by reference. LGM’s audited financial statements are set forth in the Proxy Statement beginning on page F-55 and are incorporated herein by reference.

(b) Pro Forma Financial Information

The information set forth in Exhibit 99.2 to this Current Report on Form 8-K, which includes the unaudited pro forma condensed combined financial information of the Company as of and for the nine months ended September 30, 2023, is incorporated herein by reference. The unaudited pro forma condensed combined financial information as set forth in the Proxy Statement beginning on page 115 are incorporated herein by reference.

(d) Exhibits.

Exhibit No.	Document

2.1*	Equity Purchase Agreement, dated as of October 17, 2022, by and among LGM Enterprises LLC, EGA Acquisition Corp., EG Sponsor LLC, the Existing Equityholder Representative and the Existing Equityholders listed on Annex A thereto (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on October 18, 2022).

2.2	Amendment No. 1 to Equity Purchase Agreement, dated as of April 21, 2023, by and among LGM Enterprises, LLC, EG Acquisition Corp. and the LGM Existing Equityholders listed on Annex A of the Equity Purchase Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 21, 2023).

3.1	Second Amended and Restated Certificate of Incorporation of EG Acquisition Corp.

3.2	Bylaws of flyExclusive, Inc.

4.1	Warrant Agreement, dated May 25, 2021, between EG Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 1, 2021).

10.1	Stockholders’ Agreement, dated as of December 27, 2023 by and among EG Acquisition Corp., Thomas James Segrave, Jr., the Existing Equityholders listed therein and EG Sponsor LLC.

10.2	Amended and Restated Registration Rights Agreement, dated as of December 27, 2023, by and among EG Acquisition Corp., EG Sponsor LLC, EnTrust Emerald (Cayman) LP, ETG FE LLC, ETG Omni LLC, EnTrust Magnolia Partners LP, and other parties thereto.

10.3	Tax Receivable Agreement, dated as of December 27, 2023, by and among EG Acquisition Corp., LGM Enterprises, LLC, Thomas James Segrave, Jr., as TRA Holder Representative, and the TRA Holders named therein.

10.4	Amended and Restated Operating Agreement of LGM Enterprises, LLC.

10.5*	Senior Subordinated Convertible Note, dated as of October 17, 2022, by and among LGM Enterprises, LLC, as the Borrower, Entrust Emerald (Cayman) LP, as the Initial Noteholder, any noteholders party thereto from time to time and EG Acquisition Corp. (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on October 18, 2022).

10.6*	Senior Secured Note, dated December 1, 2023, by and among LGM Enterprises LLC, FlyExclusive Jet Share, LLC, ETG FE LLC, Kroll Agency Services Limited, as administrative agent and Kroll Trustee Services Limited, as collateral agent.

10.7†	Form of Director and Officer Indemnification Agreement.

10.8†	Executive Employment Agreement by and between LGM Enterprises, LLC and Thomas James Segrave, Jr., effective April 1, 2023.

10.9†	Executive Employment Agreement by and between LGM Enterprises, LLC and Michael Guina, effective April 21, 2023.

10.10†	flyExclusive Inc. 2023 Equity Incentive Plan.

10.11†	flyExclusive Inc. Employee Stock Purchase Plan.

10.12	Master Note between Exclusive Jets, LLC as Borrower, and The Northern Trust Company as Lender, dated as of March 15, 2023.

10.13	Sublease Agreement, dated January 1, 2021, by and between Kinston Jet Center, LLC and Exclusive Jets, LLC.

10.14	Form of Letter Agreement among the Registrant, EG Sponsor LLC and each of the executive officers and directors of the Registrant (incorporated by reference to the Registrant’s amendment to its Registration Statement on Form S-1/A, filed with the SEC on May 11, 2021).

10.15	Form of Non-Redemption Agreement, dated December 26, 2023, by and among the Company, LGM, Mr. Segrave and an unaffiliated third party investor (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 27, 2023).

10.16*	Form of Warrant Exchange Agreement, dated December 26, 2023, by and between the Company and various Holders (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 27, 2023).

16.1	Letter from Marcum LLP to the Securities and Exchange Commission, dated January 3, 2024.

21.1	List of Subsidiaries.

99.1	Unaudited financial statements of LGM Enterprises, LLC as of September 30, 2023 and for the nine months ended September 30, 2023 and 2022.

99.2	Unaudited pro forma condensed combined financial information of the Company as of and for the nine months ended September 30, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Certain schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5), Item 601(b)(10)(iv) or 601(b)(2), as applicable, of Regulation S-K. The Registrant agrees to furnish supplemental copies of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

†	Indicates a management contract or compensatory plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 3, 2024

FLYEXCLUSIVE, INC.

By:	/s/ Thomas James Segrave, Jr.
Name:	Thomas James Segrave, Jr.
Title:	Chief Executive Officer and Chairman